Exhibit 10.A

AGREEMENT AND PLAN

OF REORGANIZATION AND MERGER

BY AND AMONG

BNC BANCORP,

BANK OF NORTH CAROLINA

AND

STERLINGSOUTH BANK & TRUST COMPANY

February 6, 2006

3.08.	Books and Records of BNC and the Bank	22
3.09.	Reports of BNC and the Bank	23
3.10.	BNC Financial Statements	23
3.11.	Tax Returns and Other Tax Matters	23
3.12.	Absence of Material Adverse Changes or Certain Other Events	24
3.13.	Absence of Undisclosed Liabilities	24
3.14.	Compliance with Existing Obligations	24
3.15.	Litigation and Compliance with Law	25
3.16.	Real Properties	26
3.17.	Loans, Accounts, Notes and Other Receivables	26
3.18.	Securities Portfolio and Investments	27
3.19.	Personal Property and Other Assets	28
3.20.	Patents and Trademarks	28
3.21.	Environmental Matters	28
3.22.	Absence of Brokerage or Finder’s Commissions	30
3.23.	Material Contracts	30
3.24.	Employment Matters; Employee Relations	31
3.25.	Employment Agreements; Employee Benefit Plans	32
3.26.	Insurance	34
3.27.	Insurance of Deposits	34
3.28.	Obstacles to Regulatory Approval	34
3.29.	Disclosure	35

ARTICLE IV – COVENANTS OF SSB		35
4.01.	Affirmative Covenants of SSB	35
4.02.	Negative Covenants of SSB	38

ARTICLE V – COVENANTS OF BNC		42
5.01.	Affirmative Covenants of BNC	42
5.02.	Negative Covenants of BNC	45

ARTICLE VI – ADDITIONAL AGREEMENTS		46
6.01.	Preparation and Distribution of Proxy Statement/Prospectus	46
6.02.	Regulatory Approvals	47
6.03.	Information for Proxy Statement/Prospectus and Applications for Regulatory Approvals	47
6.04.	Expenses	47
6.05.	Announcements	48
6.06.	Real Property Matters	48
6.07.	Treatment of SSB Options and Warrants	49
6.08.	Treatment of 401(k)/Thrift Plan	50
6.09.	Directors’ and Officers’ Liability Insurance	50
6.10	Tax Opinion	50

ARTICLE VII – CONDITIONS PRECEDENT TO MERGER		51
7.01.	Conditions to all Parties’ Obligations	51
7.02.	Additional Conditions to BNC’s Obligations	52
7.03.	Additional Conditions to SSB’s Obligations	53

ARTICLE VIII – TERMINATION; BREACH; REMEDIES		55
8.01.	Mutual Termination	55
8.02.	Unilateral Termination	55
8.03.	Breach; Remedies	57

ARTICLE IX – INDEMNIFICATION		59
9.01.	Indemnification Following Termination of Agreement	59
9.02.	Procedure for Claiming Indemnification	60

ARTICLE X – MISCELLANEOUS PROVISIONS		61
10.01.	Survival of Representations, Warranties, Indemnification and Other Agreements	61

ii

10.02.	Waiver	61
10.03.	Amendment	62
10.04.	Notices	62
10.05.	Further Assurance	62
10.06.	Headings and Captions	62
10.07.	Gender and Number	63
10.08.	Entire Agreement	63
10.09.	Severability of Provisions	63
10.10.	Assignment	63
10.11.	Counterparts	63
10.12.	Governing Law	63
10.13.	Previously Disclosed Information	63
10.14.	Knowledge	63
10.15.	Inspection	64

iii

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

BY AND AMONG

BNC BANCORP,

BANK OF NORTH CAROLINA

AND

STERLINGSOUTH BANK & TRUST COMPANY

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the “Agreement”) is entered into as of the 6th day of February, 2006, by and among BNC BANCORP (“BNC”), BANK OF NORTH CAROLINA (the “Bank”), and STERLING SOUTH BANK & TRUST COMPANY (“SSB”).

WHEREAS, BNC is a North Carolina business corporation with its principal office and place of business located in Thomasville, North Carolina, and a bank holding company registered with the Board of Governors of the Federal Reserve System and the owner of all of the issued and outstanding shares of common stock of the Bank; and

WHEREAS, the Bank is a North Carolina banking corporation with its principal office and place of business located in Thomasville, North Carolina; and,

WHEREAS, SSB is a North Carolina banking corporation with its principal office and place of business located in Greensboro, North Carolina; and,

WHEREAS, BNC and SSB have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for SSB to be acquired by BNC and merged with and into the Bank in the manner and upon the terms and conditions contained in this Agreement; and,

WHEREAS, to effectuate the foregoing, BNC and SSB desire to adopt this Agreement as a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and,

WHEREAS, BNC’s and the Bank’s respective Boards of Directors have each adopted this Agreement and BNC’s Board of Directors, as the sole shareholder of the Bank, desires to approve this Agreement by authorizing the execution hereof, and BNC’s Board of Directors will recommend to BNC’s shareholders that they approve this Agreement and the transactions described herein; and,

WHEREAS, SSB’s Board of Directors has approved this Agreement and will recommend to SSB’s shareholders that they approve this Agreement and the transactions described herein.

NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, BNC and SSB hereby adopt and make this Agreement and mutually agree as follows:

ARTICLE I

THE MERGER

1.01. Names of Merging Corporations. The names of the corporations proposed to be merged are Bank of North Carolina and SterlingSouth Bank & Trust Company.

1.02. Nature of Transaction; Plan of Merger. Subject to the provisions of this Agreement, at the “Effective Time” (as defined in Paragraph 1.07 below), SSB will be merged with and into the Bank (the “Merger”) as provided in the plan of merger (the “Plan of Merger”) attached as Exhibit A to this Agreement.

1.03. Effect of Merger; Surviving Corporation. At the Effective Time, and by reason of the Merger, the separate corporate existence of SSB shall cease while the corporate existence of the Bank as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. Following the Merger, the Bank shall continue to operate as a North Carolina banking corporation and will conduct its business at its then legally established branches and main office. The duration of the corporate existence of the Bank, as the surviving corporation, shall be perpetual and unlimited.

1.04. Assets and Liabilities of SSB. At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of SSB (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to SSB, whether tangible or intangible) shall be transferred to and vest in the Bank, and the Bank shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of SSB (including all trust and other fiduciary properties, powers and rights), all without any transfer, conveyance, assignment or further act or deed; and, BNC shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of SSB (including duties as trustee or fiduciary) as of the Effective Time.

1.05. Conversion and Exchange of Stock.

(a) Merger Consideration. Except as otherwise provided in this Agreement, at the Effective Time all rights of SSB’s shareholders with respect to all outstanding shares of SSB’s $5.00 par value common stock (the “SSB Common Stock”) shall cease to exist and, as consideration for and to effect the Merger, each such outstanding share shall be converted, without any action by BNC, SSB or any SSB shareholder, into the right to receive 1.21056 shares (the “Exchange Ratio”) of no par value common stock issued by BNC (“BNC Common Stock”), all in the manner and subject to the limitations described in this Agreement. The foregoing consideration, collectively and in the aggregate, shall be referred to herein as “Merger Consideration.”

(b) Adjustment to Merger Consideration. Under certain circumstances described below, the Merger Consideration may be adjusted in the following manner:

(i) if the Average BNC Common Stock Price is between $21.28 and $23.18, the Exchange Ratio shall be adjusted to equal the result obtained by dividing $25.76 by the Average BNC Stock Price;

(ii) if the Average BNC Common Stock Price is greater than $23.18, the Exchange Ratio shall be adjusted to equal 1.1113;

(iii) if the Average BNC Common Stock Price is between $14.82 and $16.72, each outstanding share of SSB Common Stock will be entitled to receive Cash Consideration per share equal to $20.24 less the product of Average BNC Common Stock Price multiplied by 1.21056, in addition to the Merger Consideration; and

(iv) if the Average BNC Common Stock Price is less than $14.82, each outstanding share of SSB Common Stock will be entitled to receive Cash Consideration per share equal to $2.30 per share of SSB Common Stock, in addition to the Merger Consideration.

As used in this paragraph 1.05(b), Cash Consideration shall mean that amount of cash paid by BNC to SSB shareholders, in addition to the Merger Consideration based on changes in the Average BNC Common Stock Price.

As used in this paragraph 1.05(b), Average BNC Common Stock Price shall mean the average closing price for BNC Common Stock, as reported on the NASDAQ Small Cap Market for the 20 trading days ending on the fifth business day prior to closing. BNC agrees to stay in a blackout period for the 20 day pricing period plus an additional 20 trading days prior to the beginning of the pricing period (the “Additional Blackout”); provided, however, BNC shall be allowed to execute, if possible, one block trade (as defined in Rule 10b-18 of the Securities Act of 1934, as amended) for each of five-day trading period of the Additional Blackout.

(c) Fractional Shares. No fractional shares of BNC Common Stock shall be issued or delivered in connection with the Merger. In lieu of any such fractional share, subject to the terms and conditions of this paragraph 1.05, each holder of shares of SSB Common Stock who would otherwise have been entitled to a fraction of a share of BNC Common Stock shall be entitled to receive cash (without interest) in an amount equal to such fraction multiplied by an amount equal to the cash value of the Merger Consideration, adjusted, if necessary as described above plus the Cash Consideration, if any.

(d) Exchange Procedures. After the Effective Time, BNC shall cause BNC’s transfer agent (the “Exchange Agent”), subject to the reasonable satisfaction of SSB, to mail to the shareholders of SSB Common Stock of record at the Effective Time transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing shares of SSB Common Stock prior to such Effective Time shall pass, only upon proper delivery of such delivery of such certificates to the Exchange Agent). After such Effective Time, each holder of SSB Common Stock issued and outstanding at such

Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the number of shares of BNC’s Stock and any cash to which such holder is entitled hereunder in respect of rights to receive Cash Consideration or fractional shares. BNC shall not be obligated to deliver any of such payments in stock or cash for Cash Consideration or fractional shares until such holder surrenders the certificate(s) representing such holder’s SSB Common Stock. The certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither BNC nor the Exchange Agent shall be liable to any holder of SSB Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

To the extent permitted by applicable law, former shareholders of record of SSB shall be entitled to vote after the Merger Consideration has been paid pursuant to the provisions of this Paragraph 1.05 at any meeting of BNC shareholders the number of whole shares into which their respective SSB Common Stock are converted pursuant to the Merger, regardless of whether such holders have exchanged their certificates representing such SSB Common Stock for certificates representing BNC Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by BNC on BNC Common Stock, the record date of which is at or after the Effective Time of the Merger, the declaration shall include dividends or other distributions on all shares of BNC Common Stock issuable pursuant to this Agreement, but beginning at such Effective Time no dividend or other distribution payable to the holders of record of BNC Common Stock as of any time subsequent to such Effective Time shall be delivered to the holder of any certificate representing any of the SSB Common Stock issued and outstanding at such Effective Time until such holder surrenders such certificate for exchange as provided in this Paragraph 1.05. However, upon surrender of such certificate(s), both the certificate(s) representing the shares of BNC Common Stock to which such holder is entitled and any such undelivered dividends (without any interest) shall be delivered and paid with respect to each share represented by such certificates.

(e) Closing Payment. At the Effective Time or as soon thereafter as is reasonably practicable, the holders of SSB Common Stock shall surrender the certificates representing such shares to BNC and in exchange therefor, BNC shall issue and deliver to each such holder certificates representing the number of shares of BNC Common Stock to which each such holder is entitled hereunder and cash payments with respect to any Cash Consideration and fractional shares. BNC shall not be obligated to deliver any of such shares of BNC Common Stock or cash payments until such holder surrenders the certificates representing each such holder’s SSB Common Stock.

(f) Antidilutive Adjustments. If, prior to the Effective Time, SSB or BNC shall declare any dividend payable in shares of SSB Common Stock or BNC Common Stock or shall subdivide, split, reclassify or combine the presently outstanding shares of SSB Common Stock or BNC Common Stock, then an appropriate and proportionate adjustment shall be made in the number of shares of BNC Common Stock to be issued in exchange for each of the shares of SSB Common Stock.

(g) Dissenters. Any shareholder of SSB who properly exercises the right of dissent and appraisal with respect to the Merger as provided in Section 55-13-02 of the North Carolina General Statutes (“Dissenter’s Rights”) shall be entitled to receive payment of the fair value of his or her shares of SSB Common Stock in the manner and pursuant to the procedures provided therein. Shares of SSB Common Stock held by persons who exercise Dissenter’s Rights shall not be converted as described in Paragraph 1.05(a). However, if any shareholder of SSB who exercises Dissenter’s Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his or her shares of SSB Common Stock shall be deemed to have been converted into the right to receive the Merger Consideration or Merger Consideration and Cash Consideration to the extent that Cash Consideration is paid to SSB shareholders.

(h) Lost Certificates. Shareholders of SSB whose SSB Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive the cash and/or BNC Common Stock to which they are entitled in accordance with and upon compliance with reasonable conditions imposed by BNC, including without limitation a requirement that those shareholders provide lost instruments indemnities or surety bonds in form, substance and amounts satisfactory to BNC.

(i) SSB Stock Options and Warrants. At the Effective Time of the Merger, each unexercised option for SSB Common Stock (“Stock Option”), other than Stock Options owned by employees of SSB who remain employed at BNC and/or the Bank and SSB directors who are elected to the BNC Board of Directors, and all unexercised warrants to purchase shares of SSB Common Stock (“Warrant”), shall be deemed canceled, and as consideration therefor shall be converted into the right to receive solely a cash payment amount equal to (A) the cash value of the Merger Consideration, adjusted, if necessary, as determined in paragraph 1.05(b) plus the Cash Consideration, if any, as determined in Paragraph 1.05(b) less the exercise price per share of SSB Common Stock or Warrant covered by the Stock Option or Warrant, multiplied by (B) the total number of shares of SSB Common Stock covered by the Stock Option or Warrant. Treatment of Stock Options held by employees continuing employment with BNC and/or the Bank and SSB directors who are elected to the BNC Board of directors is described in Paragraph 6.07(a).

1.06. Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and the Bylaws of BNC in effect at the Effective Time will remain in effect until otherwise amended in accordance with law and the BNC Bylaws. The Articles of Incorporation and Bylaws of the Bank in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of the Bank as the surviving corporation of the Merger. The directors and officers of BNC and the Bank in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.

1.07. Closing; Effective Time. The closing of the Merger and other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of BNC, in Thomasville, North Carolina, or at such other place as BNC and SSB may agree, on a date mutually agreeable to BNC and SSB (the “Closing Date”) after receipt of all required approvals of the Merger by governmental or regulatory authorities and the expiration of any and all required waiting periods following the effective date of such required approvals of the Merger

(but in no event more than sixty (60) days following the expiration of all such required waiting periods). At the Closing, BNC and SSB shall each take such actions (including without limitation the delivery of certain closing documents and the execution of Articles of Merger under North Carolina law) as are required in this Agreement and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

Subject to the terms and conditions set forth in this Agreement, the Merger shall become effective on the date and at the time (the “Effective Time”) specified in Articles of Merger, containing the appropriate certificate of approval of the North Carolina Commissioner of Banks, executed by the Bank, and filed by it with the North Carolina Secretary of State in accordance with applicable law; provided, however, that the Effective Time shall in no event be more than ten (10) days following the Closing Date.

1.08 Outstanding BNC Common Stock. The status of shares of BNC Common Stock outstanding immediately prior to the Effective Time shall not be affected by the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SSB

Except as otherwise specifically described in this Agreement or as “Previously Disclosed” (as defined in Paragraph 10.13) by SSB to BNC, SSB hereby makes the following representations and warranties to BNC.

2.01. Organization; Standing; Power. SSB (i) is duly organized and incorporated, validly existing and in good standing as a banking corporation under the laws of the State of North Carolina; (ii) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it now is being conducted; (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it therein, or in which the transaction of its business, makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on SSB; and (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, except where such violation would not have a material adverse effect on SSB. SSB is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. SSB is a member of the Federal Home Loan Bank (“FHLB”) of Atlanta.

2.02 Capital Stock.

SSB’s authorized capital stock consists of 5,000,000 shares of common stock, $5.00 par value per share (“SSB Common Stock”), of which 1,273,276 shares are issued and outstanding as of the date of this Agreement.

As of the date of this Agreement, SSB has 184,164 shares of SSB Common Stock reserved for issuance under employee and director stock option plans, pursuant to which options covering 175,782 shares of SSB Common Stock are outstanding.

As of the date of this Agreement, SSB has 352,217 shares of SSB Common Stock reserved for issuance pursuant to 352,217 outstanding warrants.

Each of the issued and outstanding shares of SSB Common Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable (except to the extent provided in Section 53-42 of the North Carolina General Statutes), and (ii) has not been issued in violation of the preemptive rights of any shareholder. The SSB Common Stock has been registered with the Federal Deposit Insurance Corporation (“FDIC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and SSB is subject to the registration and reporting requirements of the 1934 Act.

2.03. Principal Shareholders. Except as Previously Disclosed, no person or entity is known to management of SSB to beneficially own, directly or indirectly, more than 5% of the outstanding shares of SSB Common Stock.

2.04. Subsidiaries. Except as Previously Disclosed, SSB has no subsidiaries, direct or indirect, and, except for equity securities included in its investment portfolio at December 31, 2005, does not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity.

2.05. Convertible Securities, Options, Etc. Except as Previously Disclosed, SSB does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of SSB Common Stock or any other securities of SSB; (ii), options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of SSB Common Stock or any other securities of SSB; or (iii) plans, agreements or other arrangements pursuant to which shares of SSB Common Stock or any other securities of SSB, or options, warrants, rights, calls or other commitments of any nature pertaining to any securities of SSB, have been or may be issued.

2.06. Authorization and Validity of Agreement. This Agreement has been duly and validly approved by the Board of Directors of SSB. Subject only to approval of the shareholders of SSB in the manner required by law and receipt of all required approvals of governmental or regulatory authorities having jurisdiction over BNC or SSB (collectively, the “Regulatory Authorities”) of the transactions described herein, (i) SSB has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described in this Agreement, (ii) all corporate proceedings and approvals required to authorize SSB to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained, and (iii) this Agreement constitutes the valid and binding agreement of SSB enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions, and (D) the rights of the United States under the Federal Tax Lien Act of 1966, as amended).

2.07. Validity of Transactions; Absence of Required Consents or Waivers. Except where the same would not have a material adverse effect on SSB and subject to the receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by SSB with any of the obligations or agreements contained herein, nor any action or inaction by SSB required herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or Bylaws of SSB, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which SSB is bound or by which it or its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any material lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of SSB; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body, which violation will or may have a material adverse effect on SSB, its financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or on SSB’s ability to consummate the transactions described herein or to carry on the business of SSB as presently conducted; (iv) result in the acceleration of any material obligation or indebtedness of SSB; or (v) materially interfere with or otherwise materially, adversely affect SSB’s abilities to carry on its business as presently conducted.

No consents, approvals or waivers are required to be obtained from any person or entity in connection with SSB’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of Regulatory Authorities and shareholders of SSB.

2.08. Books and Records of SSB. SSB’s books of account and business records have been maintained in all material respects in compliance with all applicable legal and accounting requirements, and such books and records are complete and reflect accurately in all material respects SSB’s items of income and expense and all of its assets, liabilities and stockholders’ equity. The minute books of SSB are complete and accurately reflect in all material respects all corporate actions which its shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books, and, all such minute books have been or will be made available to BNC and its representatives.

2.09. Reports of SSB. Since December 31, 2002, SSB has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the North Carolina Commissioner of Banks (the “Commissioner”), (ii) the FDIC, or (iii) any other Regulatory Authorities, except where the failure to file has not had and would not have a material adverse effect on SSB. All such reports, registrations and statements filed by SSB with the Commissioner, the FDIC, or any other

Regulatory Authorities are collectively referred to in this Agreement as the “SSB Reports.” To the Best Knowledge (as such term is defined in Paragraph 10.14 hereof) of the management of SSB, the SSB Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. SSB has not been notified that any such SSB Reports were deficient in any material respect as to form or content.

2.10. SSB Financial Statements. SSB has Previously Disclosed to BNC a copy of its audited statements of financial condition as of December 31, 2004, 2003 and 2002 and its audited statements of income, stockholders’ equity and cash flows for the years ended December 31, 2004, 2003 and 2002, together with notes thereto (collectively, the “SSB Audited Financial Statements”), together with copies of SSB’s, unaudited statements of financial condition as of September 30, 2005, and unaudited statements of income and cash flows for the three-months ended September 30, 2005 (collectively, the “SSB Interim Financial Statements”). Following the date of this Agreement, SSB promptly will deliver to BNC all other annual or interim financial statements prepared by or for SSB. The SSB Audited Financial Statements and the SSB Interim Financial Statements (i) were prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) applied on a consistent basis throughout the periods indicated, (ii) are in accordance with SSB’s books and records and (iii) subject to normal audited year end financial adjustments applicable to the SSB Interim Financial Statements, present fairly in all material respects SSB’s financial condition, assets and liabilities, results of operations, changes in stockholders’ equity and changes in cash flows as of the dates indicated and for the periods specified therein. The SSB Audited Financial Statements have been audited by Dixon Hughes PLLC, which currently serves as SSB’s independent certified public accountants.

2.11. Tax Returns and Other Tax Matters. (i) SSB has timely filed or caused to be filed all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against SSB or its properties have been fully paid or, if not yet due, a reserve or accrual, which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes, is reflected on the SSB Interim Financial Statements; (iii) the income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other tax returns and reports of SSB have not been subjected to audit by the Internal Revenue Service (the “IRS”) or the North Carolina Department Revenue in the last ten years and SSB has not received any indication of the pendency of any audit or examination in connection with any such tax return or report and no such return or report is subject to adjustment; and (iv) SSB has not executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any such tax return or report, or the assessment or collection of any tax.

2.12. Absence of Material Adverse Changes or Certain Other Events.

(a) Since December 31, 2004, SSB has conducted its business only in the ordinary course, and there has been no material adverse change, and there has occurred no event or development, and, to the Best Knowledge (as defined in Paragraph 10.14 hereof) of the Management of SSB there currently exists no condition or circumstance particular to SSB, which, with the lapse of time or otherwise, is likely to cause, create or result in a material adverse change in or affecting the financial condition of SSB or its results of operations, prospects, business, assets, loan portfolio, investments, properties or operations.

(b) Since December 31, 2004, and other than in the ordinary course of its business, SSB has not incurred any material liability, engaged in any material transaction, entered into any material agreement, increased the salaries, compensation or general benefits payable or provided to its employees, suffered any material loss, destruction or damage to any of its properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

2.13. Absence of Undisclosed Liabilities. Except as Previously Disclosed, SSB does not have any material liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the SSB Audited Financial Statements or SSB Interim Financial Statements, (ii) increases in deposit accounts in the ordinary course of business since September 30, 2005, or (iii) unclosed loan commitments permitted under this Agreement since September 30, 2005, and which do not exceed $500,000 in the case of any individual loan.

2.14. Compliance with Existing Obligations. SSB has performed in all material respects all obligations required to be performed under, and is not in default in any material respect under, or in violation in any material respect of, the terms and conditions of its Articles of Incorporation, Bylaws, material contracts, agreements, leases, mortgages, notes, bonds, indentures, licenses, obligations, understandings or other undertakings (whether oral or written) to which it is bound or by which its business, operations, capital stock or any property or assets may be affected.

2.15. Litigation and Compliance with Law.

(a) There are no material actions, suits, arbitrations, controversies or other proceedings or investigations or, (to the Best Knowledge of the management of SSB, any facts or circumstances which reasonably could result in such), including without limitation any such action by any Regulatory Authority, which currently exist or are ongoing, pending or, to the Best Knowledge of the management of SSB, are threatened, contemplated or probable of assertion, against, relating to or otherwise affecting SSB or any of its properties, assets or employees.

(b) SSB has all licenses, permits, orders, authorizations or approvals (“Permits”) of all federal, state, local or foreign governmental or regulatory agencies that are material to or necessary for the conduct of its business or to own, lease and operate its properties; all such Permits are in full force and effect; no violations have occurred with respect to any such

Permits, which violation would have a material adverse effect on SSB; no proceeding is pending or, to the Best Knowledge of the management of SSB, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

(c) SSB is not subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any Regulatory Authority (including without limitation the Commissioner or the FDIC) relating to financial condition, directors or officers, employees, operations, capital, regulatory compliance or any other matter; there are no judgments, orders, stipulations, injunctions, decrees or awards against SSB which limit, restrict, regulate, enjoin or prohibit in any material respect any present or past business or practice of SSB; and, SSB has not been advised and has no reason to believe that any Regulatory Authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, writ, injunction, directive, memorandum, judgment, stipulation, decree or award.

(d) SSB is not in violation or default in any material respect under, and has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other Regulatory Authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other federal and state laws and regulations applicable to extensions of credit by SSB). To the Best Knowledge of the management of SSB, there is no basis for any material claim by any person or authority for compensation, reimbursement, damages or other penalties or relief for any violations described in this subparagraph (d).

2.16. Real Properties.

(a) SSB has Previously Disclosed to BNC a listing of all real property owned by SSB (including SSB’s banking facilities and all other real estate or foreclosed properties, including improvements thereon, owned by SSB) (collectively, the “SSB Real Property”) and all leases pertaining to any real property leased to SSB or leased by SSB to a third party (the “Real Property Leases”). With respect to each parcel of the SSB Real Property, SSB has good and marketable fee simple title to the SSB Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value of the SSB Real Property or which do not and will not materially detract from, interfere with or restrict the present use of the SSB Real Property or any future use consistent therewith. With respect to each Real Property Lease (A) such lease is valid and enforceable in accordance with its terms, (B) there currently exists no circumstance or condition which constitutes an event of default by SSB (as lessor or lessee) or its lessor or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (C) subject to any required consent of lessor, each such Real Property Lease may be assigned to BNC and/or the Bank and the execution and delivery of this Agreement does not constitute an event of default thereunder.

(b) The SSB Real Property and Real Property Leases comply in all material respects with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental or regulatory authority (excluding Environmental Laws which are addressed by Paragraph 2.21 below), including those relating to zoning, building and use permits, and the parcels of the SSB Real Property and the Real Property Leases upon which SSB’s offices or other offices are situated, or which are used by SSB in conjunction with its banking or other offices or for other purposes, may, under applicable zoning ordinances, be used for the purposes for which they currently are used as a matter of right rather than as a conditional or nonconforming use.

(c) All improvements and fixtures included in or on the SSB Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which in any material respect interferes with SSB’s use (or will interfere with BNC’s use after the Merger) or affects the economic value thereof.

2.17. Loans, Accounts, Notes and Other Receivables.

(a) All loans, accounts, notes and other receivables reflected as assets on SSB’s books and records (i) have resulted from bona fide business transactions in the ordinary course of operations, (ii) in all material respects were made in accordance with SSB’s standard practices and procedures, and (iii) are owned by SSB free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or the ownership or collection rights of any other person or entity.

(b) All records of SSB regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, each loan which SSB’s loan documentation indicates is secured by any real or personal property or property rights (“Loan Collateral”) is secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in SSB’s records of such loan.

(c) Each loan reflected as an asset on SSB’s books, and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

(d) SSB has Previously Disclosed to BNC (i) a written listing of each loan, extension of credit or other asset of SSB which, as of September 30, 2005, was classified by the Commissioner, the FDIC or by SSB as “Loss,” “Doubtful,” “Substandard” or “Special Mention” (or otherwise by words of similar import), or which SSB otherwise has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) a written listing of each loan or extension of credit of SSB which, as of September 30, 2005, was past due more than 30 days as to the payment of principal or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, was the subject of a proceeding in bankruptcy or has indicated any inability or intention not to repay such loan or extension of credit.

(e) To the Best Knowledge of the management of SSB, each of the loans and other extensions of credit of SSB (with the exception of those loans and extensions of credit specified in the written listings described in Paragraph 2.17(d) above) is collectible in the ordinary course of business in an amount which is not less than the amount at which it is carried on its books and records.

(f) SSB’s reserve for possible loan losses (the “Loan Loss Reserve”) has been established in conformity with US GAAP, sound banking practices and all applicable requirements, rules and policies of the Commissioner and the FDIC and, in the best judgment of the management of SSB, is reasonable in view of the size and character of SSB’s loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in SSB’s loan portfolio and other real estate owned.

2.18. Securities Portfolio and Investments. SSB has Previously Disclosed to BNC a listing of all securities owned, of record or beneficially, by SSB as of September 30, 2005. All securities owned, of record or beneficially, by SSB are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits), which would materially impair the ability of SSB to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which SSB is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which SSB has “purchased” securities under agreement to resell, SSB has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to SSB which is secured by such collateral.

Since September 30, 2005, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of the securities portfolio of SSB as a whole.

2.19. Personal Property and Other Assets. All banking equipment, data processing equipment, vehicles, and other personal property used by SSB and material to the operation of its business are owned by SSB free and clear of all liens, encumbrances, leases, title defects or exceptions to title. All personal property of SSB material to its business is in good operating condition and repair, ordinary wear and tear excepted.

2.20. Patents and Trademarks. SSB owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted. SSB has not violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

2.21. Environmental Matters.

(a) As used in this Agreement, “Environmental Laws” shall mean, without limitation:

(i) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law for the protection of human health, natural resources, or the environment (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act; the Superfund Amendment and Reauthorization Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Oil Pollution Act; the Coastal Zone Management Act; Subtitle I of the Hazardous and Solid Waste Amendments of 1984; any “Superfund” or “Superlien” law; the North Carolina Oil Pollution and Hazardous Substances Control Act; the North Carolina Water and Air Resources Act; and the North Carolina Occupational Safety and Health Act, including any amendments thereto from time to time), and

(ii) all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, or clean-up of any “Hazardous Substances” (as defined below).

“Hazardous Substance” shall mean any materials, substances, wastes, chemical substances, or mixtures presently listed, defined, designated, or classified as hazardous, toxic, or dangerous, or otherwise regulated, under any Environmental Laws, whether by type, quantity or concentration, including without limitation pesticides, pollutants, contaminants, toxic chemicals, oil, or other petroleum products, byproducts or additives, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, radon, methyl tertiary butyl ether (“MTBE”) or radioactive material.

(b) SSB has Previously Disclosed to BNC copies of all written reports, correspondence, notices or other information or materials, if any, in its possession pertaining to environmental surveys or assessments of the SSB Real Property, and any improvements thereon, or pertaining to any violation or alleged violation of Environmental Laws on, affecting or otherwise involving the SSB Real Property or involving SSB.

Each of the following representations and warranties are based upon the Knowledge of SSB’s management after reasonable inquiry:

(c) There has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, emission, discharge, release, or threatened release of any Hazardous Substances by any person on, from or relating to the SSB Real Property which constitutes a violation of any Environmental Laws, or would require any removal, clean-up or remediation of any Hazardous Substances from, on or relating to the SSB Real Property under any Environmental Laws.

(d) SSB is in compliance with all Environmental Laws, the noncompliance with which will not have a material adverse effect on SSB.

(e) SSB is not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the SSB Real Property.

(f) No facts, events or conditions relating to the SSB Real Property or the operations of SSB at any of its office locations, will prevent, hinder or limit continued substantial compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, or obligations pursuant to Environmental Laws.

(g) With respect to all Loan Collateral (it being understood that for purposes of this representation, management of SSB has not undertaken a review of SSB’s loans files with respect to all Loan Collateral), (i) there has been no violation of any Environmental Laws by any person or entity (including any violation with respect to any Loan Collateral) for whose liability or obligation with respect to any particular matter or violation SSB is or may be responsible or liable, (ii) SSB is not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to any Loan Collateral, by any person or entity, and (iii) there are no facts, events or conditions relating to any Loan Collateral that will give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities pursuant to Environmental Laws.

2.22. Absence of Brokerage or Finder’s Commissions. Except for the engagement of Smith Capital (“Smith Capital”) by SSB (i) no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, SSB or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein; and, (ii) SSB has not agreed, or has any obligation, to pay any brokerage fee or other commission to any person or entity in connection with or as a result of the transactions described herein.

2.23. Material Contracts. Other than a benefit plan or employment agreement Previously Disclosed to BNC pursuant to Paragraph 2.25, SSB is not a party to or bound by any agreement (i) involving money or other property in an amount or with a value in excess of

$25,000, (ii) which is not to be performed in full within the six month period following the date of this Agreement, (iii) which calls for the provision of goods or services to SSB and cannot be terminated without material penalty upon written notice to the other party thereto, (iv) which is material to SSB and was not entered into in the ordinary course of business, (v) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (vi) which commits SSB to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of SSB’s business), (vii) which involves the sale of any assets of SSB which are used in and material to the operation of its business, (viii) which involves any purchase of real property, or which involves the purchase of any other assets in the amount of $25,000 in the case of any single transaction or $100,000 in the case of all such transactions, (ix) which involves the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of SSB, or (x) with any director, officer or principal shareholder of SSB (including without limitation any consulting agreement, but not including any agreements relating to loans or other banking services which were made in the ordinary course of SSB’s business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

SSB is not in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which SSB is a party or by which either SSB or property of SSB is or may be bound or affected or under which either SSB or property of SSB receives benefits, where the consequences of such default would have a material adverse effect on the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of SSB.

2.24. Employment Matters; Employee Relations.

(a) SSB has Previously Disclosed to BNC a listing of the names, years of credited service and current base salary or wage rates of all of its employees as of January 1, 2006. SSB (i) has paid in full to or accrued on behalf of all its directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement, and all vacation pay, sick pay, severance pay, overtime pay and other amounts for which it is obligated under applicable law or SSB’s existing agreements, benefit plans, policies or practices, and (ii) is in material compliance with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and, no person has asserted that SSB is liable in any amount for any arrearage in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

(b) There is no action, suit or proceeding by any person pending or, to the Best Knowledge of the management of SSB, threatened, against SSB (or any employees of SSB), involving employment discrimination, sexual harassment, wrongful discharge or similar claims.

(c) SSB is not a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or, to the Best Knowledge of the management of SSB, threatened labor dispute, work stoppage or strike involving SSB and any of its employees, or any pending or threatened proceeding in which it is asserted that SSB has committed an unfair labor practice; and, to the Best Knowledge of the management of SSB, there is no activity involving SSB or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

2.25. Employment Agreements; Employee Benefit Plans.

(a) SSB has Previously Disclosed to BNC a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by SSB for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the “SSB Plans”). True and complete copies of all SSB Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof or applicable to the administration of any such SSB Plans or the assets thereof, and all amendments thereto, previously have been supplied to BNC. Except as Previously Disclosed, SSB does not maintain, sponsor, contribute to or otherwise participate in any “Employee Benefit Plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “Multiemployer Plan” within the meaning of Section 3(37) of ERISA, or any “Multiple Employer Welfare Arrangement” within the meaning of Section 3(40) of ERISA. Each SSB Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) has received or applied for a favorable determination letter from the IRS to the effect that they are so qualified, and SSB is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the SSB Plans (and any SSB Plans previously maintained by SSB) required to be filed with any governmental department, agency, service or other authority, including without limitation Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

(b) All “Employee Benefit Plans” maintained by or otherwise covering employees or former employees of SSB, to the extent each is subject to ERISA, currently are, and at all times have been, in substantial compliance with all material provisions and requirements of ERISA, the noncompliance with which will not have a material adverse effect on SSB. There is no pending or, to the Best Knowledge of the management of SSB, threatened litigation relating to any SSB Plan or any employee benefit plan, contract or arrangement previously maintained by SSB. SSB has not engaged in a transaction with respect to any SSB Plan that could subject SSB to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) SSB has delivered to BNC a true, correct and complete copy (including copies of all amendments thereto) of each retirement plan maintained by it which is intended to be a plan qualified under Section 401(a) of the Code (collectively, the “SSB Retirement Plans”), together with true, correct and complete copies of the summary plan descriptions relating to the SSB Retirement Plans, the most recent determination letters received from the IRS regarding the SSB Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the SSB Retirement Plans. The SSB Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the SSB Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to the SSB Retirement Plans to said effect, including determination letters covering the current terms and provisions of the SSB Retirement Plans. There are no issues relating to said qualification or exemption of the SSB Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. The SSB Retirement Plans and the administration thereof are (and have been since the establishment of the SSB Retirement Plans) in compliance with all of the applicable requirements of ERISA, the Code and all other laws, rules and regulations applicable to the SSB Retirement Plans, the noncompliance with which will not have a material adverse effect on SSB. Without limiting the generality of the foregoing, all reports and returns with respect to the SSB Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no issues or disputes with respect to the SSB Retirement Plans or the administration thereof currently existing between SSB or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of SSB or beneficiary of any such employee, or any other person or entity. No “reportable event” within the meaning of Section 4043 of ERISA has occurred at any time with respect to the SSB Retirement Plans.

(d) No liability under subtitle C or D of Title IV of ERISA has been or, to the Best Knowledge of the management of SSB, is expected to be incurred by SSB with respect to the SSB Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by SSB. SSB does not presently contribute to a “Multiemployer Plan” and has not contributed to such plan since December 31, 1995. All contributions required to be made pursuant to the terms of each of the SSB Plans (including without limitation the SSB Retirement Plans and any other “pension plan” (as defined in Section 3(2) of ERISA, provided such plan is intended to qualify under the provisions of Section 401(a) of the Code) maintained by SSB have been timely made. Neither the SSB Retirement Plans nor any other “pension plan” maintained by SSB have an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. SSB has not provided, and is not required to provide, security to any “pension plan” or to any “Single Employer Plan” pursuant to Section 401(a)(29) of the Code. Under the SSB Retirement Plans and any other “pension plan” maintained by SSB as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

(e) Except as provided in the terms of the SSB Retirement Plans themselves, there are no restrictions on the rights of SSB to amend or terminate any SSB Retirement Plan without incurring any liability thereunder. Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions described herein will, except as otherwise specifically provided in this Agreement, (i) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

2.26. Insurance. SSB has Previously Disclosed to BNC a listing of each blanket bond, liability insurance, life insurance or other insurance policy in effect on September 30, 2005, and in which it was an insured party or beneficiary (each a “SSB Policy” and collectively the “SSB Policies”). The SSB Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is customary or reasonable for entities engaged in the businesses of SSB or as is required by applicable law or regulation; and, in the reasonable opinion of the management of SSB, the insurance coverage provided under the SSB Policies is reasonable and adequate in all material respects for SSB. Each of the SSB Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility and which is qualified to issue those policies in North Carolina; and, SSB has complied in all material respects with requirements (including the giving of required notices) under each such SSB Policy in order to preserve all rights thereunder with respect to all material matters. SSB is not in default under the provisions of, has not received notice of cancellation or nonrenewal of or any premium increase on, and has not failed to pay any premium on, any SSB Policy, and there has not been any inaccuracy in any application for any SSB Policy. There are no pending claims with respect to any SSB Policy, and, to the Best Knowledge of the management of SSB, there currently are no conditions, and there has occurred no event, that is reasonably likely to form the basis for any such claim.

2.27. Insurance of Deposits. All deposits of SSB are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from SSB to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or, to the Best Knowledge of the management of SSB, are contemplated by the FDIC or otherwise to terminate such insurance.

2.28. Obstacles to Regulatory Approval. To the Best Knowledge of the management of SSB, there exists no fact or condition (including SSB’s record of compliance with the Community Reinvestment Act) relating to SSB that may reasonably be expected to prevent or materially impede or delay BNC or SSB from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; and, if any such fact or condition becomes known to SSB, SSB shall promptly (and in any event within three days after obtaining such knowledge) give notice of such fact or condition to BNC in the manner provided herein.

2.29. Disclosure. To the Best Knowledge of the management of SSB, no written statement, certificate, schedule, list or other written information furnished by or on behalf of SSB to BNC in connection with this Agreement and the transactions described herein, when considered as a whole, contains or has contained any untrue statement of a material fact or omits or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BNC AND THE BANK

Except as otherwise specifically described in this Agreement or as “Previously Disclosed” (as such term is defined in Paragraph 10.13 hereof) by BNC and the Bank to SSB, BNC and the Bank hereby make the following representations and warranties to SSB:

3.01. Organization; Standing; Power. BNC is duly organized and incorporated, validly existing and in good standing as a corporation under the laws of the State of North Carolina and the Bank is duly organized and incorporated, validly existing and in good standing as a banking corporation under the laws of the State of North Carolina. BNC and the Bank each (i) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it now is being conducted; (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it therein, or in which the transaction of its business, makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on BNC and the Bank considered as one enterprise; and (iii) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, except where such violation would not have a material adverse effect on BNC and the Bank considered as one enterprise. The Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The Bank is a member of the FHLB of Atlanta.

3.02. Capital Stock.

(a) BNC’s authorized capital stock consists of 5,000,000 shares of preferred stock, no par value (“BNC Preferred Stock”) and 16,000,000 shares of common stock, no par value, one vote per share (the “BNC Common Stock”) of which no more than 4,367,953 shares are issued and outstanding as of the date of this Agreement.

Each outstanding share of BNC Common Stock: (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable; and (ii) has not been issued in violation of the preemptive rights of any shareholder. The BNC Common Stock has been registered with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and BNC is subject to the registration and reporting requirements of the 1934 Act.

(b) the Bank’s authorized capital stock consists of 16,000,000 shares of common stock, $2.50 par value, one vote per share (the “the Bank Common Stock”), of which 3,231,698 shares are issued and outstanding to BNC as the sole shareholder of the Bank as of the date of this Agreement.

Each outstanding share of the Bank Common Stock: (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable (except to the extent provided in Section 53-42 of the North Carolina General Statutes); and (ii) has not been issued in violation of the preemptive rights of any shareholder.

3.03. Principal Shareholders. BNC owns 100% of the outstanding the Bank Common Stock. There are no outstanding shares of BNC Preferred Stock. Except as Previously Disclosed, no person or entity is known to management of BNC to beneficially own, directly or indirectly, more than 5% of the outstanding shares of BNC Common Stock.

3.04. Subsidiaries. The Bank has no subsidiaries, direct or indirect, and, except for equity securities included in its investment portfolio at September 30, 2005, does not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity. The Bank is the only banking subsidiary of BNC. BNC also is the sole shareholder of BNC Capital Trust I and BNC Capital Trust II. These two subsidiaries were formed to facilitate the issuance of trust preferred securities.

3.05. Convertible Securities, Options, Etc. Except as Previously Disclosed, BNC does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of BNC Common Stock or any other securities of BNC; (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person or entity to receive or acquire any shares of BNC Common Stock or any other securities of BNC; or (iii) plans, agreements or other arrangements pursuant to which shares of BNC Common Stock or any other securities of BNC or options, warrants, rights, calls or other commitments of any nature pertaining to any securities of BNC have been or may be issued.

3.06. Authorization and Validity of Agreement. This Agreement has been duly and validly adopted by the respective Boards of Directors of BNC and the Bank. Subject only to approval of the shareholders of BNC in the manner required by law and receipt of all required approvals of governmental or regulatory authorities having statutory jurisdiction over SSB, BNC or the Bank (collectively, the “Regulatory Authorities” or individually, a “Regulatory Authority”) of the transactions described herein, (i) BNC and the Bank each has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described in this Agreement; (ii) all corporate proceedings and approvals required to authorize BNC and the Bank to enter into this Agreement and to perform their obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained; and (iii) this Agreement constitutes the valid and binding agreement of BNC and the Bank enforceable in accordance with its terms, except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally; (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies; (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions; and (D) the rights of the United States under the Federal Tax Lien Act of 1966, as amended.

3.07. Validity of Transactions; Absence of Required Consents or Waivers. Except where the same would not have a material adverse effect on BNC or the Bank, considered as one enterprise, and subject to approval of this Agreement by the shareholders of BNC in the manner required by law and receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by BNC or the Bank with any of the obligations or agreements contained herein, nor any action or inaction by BNC or the Bank required herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or Bylaws of either BNC or the Bank, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which BNC or the Bank is bound or by which they or their business, capital stock or any of their properties or assets may be affected; (ii) result in the creation or imposition of any material lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of BNC or the Bank; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body, which violation will or may have a material adverse effect on BNC or the Bank, their financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations, or on BNC’s or the Bank’s ability to consummate the transactions described herein or to carry on the business of BNC or the Bank as presently conducted; (iv) result in the acceleration of any material obligation or indebtedness of BNC or the Bank; or (v) materially interfere with or otherwise materially adversely affect BNC’s or the Bank’s respective abilities to carry on their respective businesses as presently conducted.

No consents, approvals or waivers are required to be obtained from any person or entity in connection with BNC’s or the Bank’s execution and delivery of this Agreement, or the performance of their obligations or agreements or the consummation of the transactions described herein, except for required approvals of Regulatory Authorities and BNC’s shareholders.

3.08. Books and Records of BNC and the Bank. Except for meeting minutes of BNC’s and the Bank’s Board of Directors, Executive Committee, Loan Committee and Audit Committee for meetings held in January and February, BNC’s and the Bank’s books of account and business records have been maintained in all material respects in compliance with all applicable legal and accounting requirements, and such books and records are complete and reflect accurately in all material respects BNC’s and the Bank’s items of income and expense and all of their assets, liabilities and stockholders’ equity. The minute books of BNC and the Bank are complete and accurately reflect in all material respects all corporate actions which their shareholders and boards of directors, and all committees thereof, have taken during the time periods covered by such minute books, and, all such minute books have been or will be made available to SSB and its representatives.

3.09. Reports of BNC and the Bank. BNC and the Bank have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the North Carolina Commissioner of Banks (the “Commissioner”), (ii) the Federal Deposit Insurance Corporation (the “FDIC”), (iii) the Securities and Exchange Commission (the “SEC”), (iv) the Board of Governors of the Federal Reserve System (the “FRB”) and (v) any other Regulatory Authorities, except where the failure to file has not had and would not have a material adverse effect on BNC and the Bank, taken as a whole. All such reports, registrations and statements filed by BNC and the Bank with the Commissioner, the FDIC, the SEC or any other Regulatory Authorities are collectively referred to in this Agreement as the “the Bank Reports.” To the Best Knowledge (as such term is defined in Paragraph 10.14 hereof) of management of BNC and the Bank, the Bank Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. BNC and the Bank have not been notified that any such the Bank Reports were deficient in any material respect as to form or content.

3.10. BNC Financial Statements. BNC and the Bank have Previously Disclosed to SSB a copy of BNC’s audited consolidated statements of financial condition as of December 31, 2004 and 2003, and its audited statements of income, stockholders’ equity and cash flows for the years ended December 31, 2004 and 2003, together with notes thereto (collectively, the “the BNC Audited Financial Statements”), together with copies of BNC’s unaudited consolidated statements of financial condition as of September 30, 2005, and unaudited statements of income and cash flows for the nine-month periods ended September 30, 2005 and 2004 (collectively, the “BNC Interim Financial Statements”). Following the date of this Agreement, BNC promptly will deliver to SSB all other annual or interim financial statements prepared by or for BNC. The BNC Audited Financial Statements and the BNC Interim Financial Statements (i) were prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated; (ii) are in accordance with BNC’s and the Bank’s books and records; and (iii) present fairly in all material respects BNC’s consolidated financial condition, assets and liabilities, results of operations, changes in stockholders’ equity and changes in cash flows as of the dates indicated and for the periods specified therein. The BNC Audited Financial Statements for fiscal years ended 2003 and 2004 have been audited by Dixon Hughes PLLC. In September of 2005, BNC engaged Cherry, Bekaert Holland LLP to serve as BNC’s independent certified public accountants and Dixon Hughes PLLC currently serves as BNC and the Bank’s internal auditors.

3.11. Tax Returns and Other Tax Matters. (i) BNC has timely filed or caused to be filed all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against BNC or its properties have been fully paid or, if not yet due, a reserve or accrual, which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes, is reflected on the BNC Interim Financial

Statements; (iii) the income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other tax returns and reports of BNC has not been subjected to audit by the Internal Revenue Service (the “IRS”) or the North Carolina Department Revenue, and BNC have not received any indication of the pendency of any audit or examination in connection with any such tax return or report and, to the Best Knowledge of management of BNC, no such return or report is subject to adjustment; and (iv) BNC has not executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any such tax return or report, or the assessment or collection of any tax.

3.12. Absence of Material Adverse Changes or Certain Other Events.

(a) Since September 30, 2005, BNC and the Bank each has conducted its business only in the ordinary course, and there has been no material adverse change, and there has occurred no event or development, and, to the Best Knowledge of the management of BNC and the Bank, there currently exists no condition or circumstance particular to BNC and the Bank, which, with the lapse of time or otherwise, is likely to cause, create or result in a material adverse change in or affecting the financial condition of BNC and the Bank considered as one enterprise or on their respective results of operations, prospects, business, assets, loan portfolio, investments, properties or operations considered as one enterprise.

(b) Other than in connection with this Agreement, since September 30, 2005, and other than in the ordinary course of its business, neither BNC nor the Bank have incurred any material liability, engaged in any material transaction, entered into any material agreement, increased the salaries, compensation or general benefits payable or provided to its employees, suffered any material loss, destruction or damage to any of its properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

3.13. Absence of Undisclosed Liabilities. BNC and the Bank do not have any material liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the BNCAudited Financial Statements or the BNC Interim Financial Statements, (ii) increases in deposit accounts in the ordinary course of business since September 30, 2005, or (iii) loan commitments in the ordinary course of business since September 30, 2005.

3.14. Compliance with Existing Obligations. BNC and the Bank each has performed in all material respects all obligations required to be performed under, and are not in default in any material respect under, or in violation in any material respect of, the terms and conditions of its respective Articles of Incorporation, Bylaws, material contracts, agreements, leases, mortgages, notes, bonds, indentures, licenses, obligations, understandings or other undertakings (whether oral or written) to which each is bound or by which its business, operations, capital stock or any property or assets may be affected.

3.15. Litigation and Compliance with Law.

(a) There are no material actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the Best Knowledge of management of BNC and the Bank, any facts or circumstances which reasonably could result in such), including without limitation any such action by any Regulatory Authority, which currently exist or are ongoing, pending or, to the Best Knowledge of management of BNC and the Bank, are threatened, contemplated or probable of assertion, against, relating to or otherwise affecting BNC or the Bank or any of their properties, assets or employees.

(b) BNC and the Bank have all licenses, permits, orders, authorizations or approvals (“Permits”) of all federal, state, local or foreign governmental or regulatory agencies that are material to or necessary for the conduct of their business or to own, lease and operate their properties; all such Permits are in full force and effect; no violations have occurred with respect to any such Permits, which violation would have a material adverse effect on BNC and the Bank, taken as a whole; and no proceeding is pending or, to the Best Knowledge of management of BNC and the Bank, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

(c) Neither BNC nor the Bank is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding, cease and desist order, or other similar agreement, order, directive, memorandum or consent of, with or issued by any Regulatory Authority relating to financial condition, directors or officers, employees, operations, capital, regulatory compliance or any other matter; there are no judgments, orders, stipulations, injunctions, decrees or awards against BNC or the Bank which limit, restrict, regulate, enjoin or prohibit in any material respect any present or past business or practice of BNC or the Bank; and, BNC and the Bank have not been advised and have no reason to believe that any Regulatory Authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, writ, injunction, directive, memorandum, judgment, stipulation, decree or award.

(d) BNC and the Bank are not in violation or default in any material respect under, and have complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other Regulatory Authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other federal and state laws and regulations applicable to extensions of credit by BNC or the Bank). To the Best Knowledge of management of BNC and the Bank, there is no basis for any material claim by any person or authority for compensation, reimbursement, damages or other penalties or relief for any violations described in this subparagraph (d).

3.16. Real Properties.

(a) BNC and the Bank have made available to SSB documents with respect to all real property owned by BNC or the Bank (including the Bank’s banking facilities and all other real estate or foreclosed properties, including improvements thereon, owned by BNC and/or the Bank) (collectively, the “the Bank Real Property”) and all leases pertaining to any such Real Property to which BNC or the Bank is a party (the “Real Property Leases”). With respect to each parcel of the Bank Real Property, BNC and the Bank have good and marketable fee simple title to the Bank Real Property and own the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value of the Bank Real Property or which do not and will not materially detract from, interfere with or restrict the present use of the Bank Real Property or any future use consistent therewith. With respect to each Real Property Lease (A) such lease is valid and enforceable in accordance with its terms, and (B) there currently exists no circumstance or condition which constitutes an event of default by BNC or the Bank (as lessor or lessee) or its respective lessor or which, with the passage of time or the giving of required notices will or could constitute such an event of default.

(b) The Bank Real Property complies in all material respects with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental agency or regulatory authority (excluding Environmental Laws which are addressed by Paragraph 3.21 below), including those relating to zoning, building and use permits, and the parcels of the Bank Real Property upon which BNC’s offices or the Bank’s banking or other offices are situated, or which are used by BNC or the Bank in conjunction with their banking or other offices or for other purposes, may, under applicable zoning ordinances, be used for the purposes for which they currently are used as a matter of right rather than as a conditional or nonconforming use.

(c) All improvements and fixtures included in or on the Bank Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which in any material respect interferes with BNC’s or the Bank’s respective use or affects the economic value thereof.

3.17. Loans, Accounts, Notes and Other Receivables.

(a) BNC has no loans, accounts, notes and other receivables reflected as assets on its books and records. All loans, accounts, notes and other receivables reflected as assets on the Bank’s books and records (i) have resulted from bona fide business transactions in the ordinary course of operations; (ii) in all material respects were made in accordance with the Bank’s standard practices and procedures; and (iii) are owned by the Bank free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

(b) All records of the Bank regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, each loan which the Bank’s loan documentation indicates is secured by any real or personal property or property rights (“Loan Collateral”) is secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the Bank’s records of such loan.

(c) Each loan reflected as an asset on the Bank’s books, and each guarantee therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guarantee.

(d) BNC and the Bank have Previously Disclosed to SSB (i) a written listing of each loan, extension of credit or other asset of the Bank which, as of September 30, 2005, was classified by the Commissioner or the FDIC or by the Bank as “Loss,” “Doubtful,” “Substandard” or “Special Mention” (or otherwise by words of similar import), or which the Bank otherwise has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor; and (ii) a written listing of each loan or extension of credit of the Bank which, as of September 30, 2005, was past due more than 30 days as to the payment of principal or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, was the subject of a proceeding in bankruptcy or has indicated any inability or intention not to repay such loan or extension of credit.

(e) To the Best Knowledge of management of BNC and the Bank, each of the loans and other extensions of credit of the Bank (with the exception of those loans and extensions of credit specified in the written listings described in Paragraph 3.17(d) above) is collectible in the ordinary course of business in an amount which is not less than the amount at which it is carried on the Bank’s books and records.

(f) The Bank’s reserve for possible loan losses (the “Loan Loss Reserve”) has been established in conformity with US GAAP, sound banking practices and all applicable requirements, rules and policies of the Commissioner and the FDIC and, in the best judgment of management of the Bank, is reasonable in view of the size and character of the Bank’s loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in the Bank’s loan portfolios and other real estate owned.

3.18. Securities Portfolio and Investments. BNC and the Bank have Previously Disclosed to SSB a listing of all securities owned, of record or beneficially, by BNC and the Bank as of September 30, 2005. All securities owned, of record or beneficially, by BNC and the Bank are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of their business to secure public funds deposits), which would materially impair the ability of BNC or the Bank to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which BNC or the Bank is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which BNC or the Bank has “purchased” securities under agreement to resell, BNC or the Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to BNC or the Bank, as the case may be, which is secured by such collateral.

Since September 30, 2005, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of the securities portfolio of BNC or that of the Bank considered as one enterprise.

3.19. Personal Property and Other Assets. All banking equipment, data processing equipment, vehicles, and other personal property used by BNC or the Bank and material to the operation of the business of either are owned by BNC or the Bank free and clear of all liens, encumbrances, leases, title defects or exceptions to title. All personal property of BNC and the Bank material to their business is in good operating condition and repair, ordinary wear and tear excepted.

3.20. Patents and Trademarks. BNC and the Bank each owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted. BNC and the Bank have not violated, and currently are not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

3.21. Environmental Matters.

(a) As used in this Agreement, “Environmental Laws” shall mean, without limitation:

(i) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law for the protection of human health, natural resources, or the environment (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act; the Superfund Amendment and Reauthorization Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Oil Pollution Act; the Coastal Zone Management Act; any “Superfund” or “Superlien” law; the North Carolina Oil Pollution and Hazardous Substances Control Act; the North Carolina Water and Air Resources Act; and the North Carolina Occupational Safety and Health Act, including any amendments thereto from time to time); and,

(ii) all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, or clean-up of any “Hazardous Substances” (as defined below).

As used in this Agreement, “Hazardous Substance” shall mean any materials, substances, wastes, chemical substances, or mixtures presently listed, defined, designated, or classified as hazardous, toxic, or dangerous, or otherwise regulated, under any Environmental Laws, whether by type, quantity or concentration, including without limitation pesticides, pollutants, contaminants, toxic chemicals, oil, or other petroleum products, byproducts or additives, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, radon, methyl tertiary butyl ether (“MTBE”) or radioactive material.

(b) BNC and the Bank have Previously Disclosed to SSB copies of all written reports, correspondence, notices or other information or materials, if any, in their possession pertaining to environmental surveys or assessments of the Bank Real Property, and any improvements thereon, or pertaining to any violation or alleged violation of Environmental Laws on, affecting or otherwise involving the Bank Real Property or involving BNC or the Bank.

(c) To the Best Knowledge of management of BNC and the Bank after reasonable inquiry, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, emission, discharge, release, or threatened release of any Hazardous Substances by any person on, from or relating to the Bank Real Property which constitutes a violation of any Environmental Laws, or would require any removal, clean-up or remediation of any Hazardous Substances from, on or relating to the Bank Real Property under any Environmental Laws.

(d) Neither BNC nor the Bank has violated any Environmental Laws which violation would have a material adverse effect on BNC or the Bank considered as one enterprise, and, to the Best Knowledge of management of BNC and the Bank after reasonable inquiry, there has been no violation of any Environmental Laws by any other person or entity for whose liability or obligation with respect to any particular matter or violation BNC or the Bank is or may be responsible or liable which would have a material adverse effect on BNC or the Bank considered as one enterprise.

(e) Neither BNC nor the Bank is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Bank Real Property or by any person or entity.

(f) To the Best Knowledge of management of BNC and the Bank after reasonable inquiry, no facts, events or conditions relating to the Bank Real Property or the operations of BNC or the Bank at any of its office locations, will prevent, hinder or limit continued substantial compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities pursuant to Environmental Laws.

(g) To the Best Knowledge of management of BNC and the Bank (it being understood by SSB that, for purposes of this representation, management of BNC and the Bank has not undertaken a review of each of BNC’s or the Bank’s loan files with respect to all Loan Collateral), (i) there has been no violation of any Environmental Laws by any person or entity (including any violation with respect to any Loan Collateral) for whose liability or obligation with respect to any particular matter or violation BNC or the Bank is or may be responsible or liable; (ii) BNC and the Bank are not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to any Loan Collateral, by any person or entity; and (iii) there are no facts, events or conditions relating to any Loan Collateral that will give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

3.22. Absence of Brokerage or Finder’s Commissions. Except for the engagement of Burke Capital (“Burke Capital”) by BNC: (i) no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, BNC or the Bank or their respective Boards of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein; and, (ii) neither BNC nor the Bank has agreed, or has any obligation, to pay any brokerage fee or other commission to any person or entity in connection with or as a result of the transactions described herein.

3.23. Material Contracts. Except as Previously disclosed, other than a benefit plan or employment agreement made available SSB pursuant to Paragraph 3.25 hereof, neither BNC nor the Bank is party to or bound by any agreement (i) involving money or other property in an amount or with a value in excess of $100,000; (ii) which is not to be performed in full within the twelve month period following the date of this Agreement; (iii) which calls for the provision of goods or services to BNC or the Bank and cannot be terminated without material penalty upon written notice to the other party thereto; (iv) which is material to BNC or the Bank and was not entered into in the ordinary course of business; (v) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps; (vi) which commits BNC or the Bank to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of the Bank’s business); (vii) which involves the sale of any assets of BNC or the Bank which are used in and material to the operation of their business; (viii) which involves any purchase of real property, or which involves the purchase of any other assets in the amount of $100,000 or more in the case of any single transaction or $300,000 or more in the case of all such transactions; (ix) which involves the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of BNC or the Bank; or (x) with any director, officer or principal shareholder of BNC or the Bank (including without limitation any consulting agreement, but not including any agreements relating to loans or other banking services which were made in the ordinary course of the Bank’s business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

Neither BNC nor the Bank is in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which either BNC or the Bank is a party or by which either BNC or the Bank or property of BNC or the Bank is or may be bound or affected or under which either BNC or the Bank or property of BNC or the Bank receives benefits, where the consequences of such default would have a material adverse effect on the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of BNC or the Bank considered as one enterprise.

3.24. Employment Matters; Employee Relations.

(a) BNC or the Bank, as applicable, (i) has paid in full to or accrued on behalf of all its directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement, and all vacation pay, sick pay, severance pay, overtime pay and other amounts for which it is obligated under applicable law or SSB’s existing agreements, benefit plans, policies or practices, and (ii) is in material compliance with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and, no person has asserted that BNC or the Bank is liable in any amount for any arrearage in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

(b) There is no action, suit or proceeding by any person pending or, to the Best Knowledge of the management of BNC or the Bank, threatened, against BNC or the Bank (or any employees of BNC or the Bank), involving employment discrimination, sexual harassment, wrongful discharge or similar claims.

(c) Neither BNC nor the Bank is a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or, to the Best Knowledge of the management of BNC or the Bank threatened labor dispute, work stoppage or strike involving BNC or the Bank and any of its employees, or any pending or threatened proceeding in which it is asserted that BNC or the Bank has committed an unfair labor practice; and, to the Best Knowledge of the management of BNC or the Bank, there is no activity involving BNC or the Bank or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

3.25. Employment Agreements; Employee Benefit Plans.

(a) BNC and the Bank have made available to SSB a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by BNC or the Bank for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the “the Bank Plans”). True and complete copies of all the Bank Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof or applicable to the administration of any such the Bank Plans or the assets thereof, and all amendments thereto, previously have been supplied to SSB. Except as Previously Disclosed, BNC and the Bank do not maintain, sponsor, contribute to or otherwise participate in any “Employee Benefit Plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “Multi-employer Plan” within the meaning of Section 3(37) of ERISA, or any “Multiple Employer Welfare Arrangement” within the meaning of Section 3(40) of ERISA. Each Bank Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) has received or applied for a favorable determination letter from the IRS to the effect that they are so qualified (or is entitled to rely upon the favorable determination letter issued to the prototype or volume submitter plan sponsor, if the plan utilizes a prototype or volume submitter document), and neither BNC nor the Bank is aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Bank Plans (and any the Bank Plans previously maintained by BNC or the Bank) required to be filed with any governmental department, agency, service or other authority, including without limitation IRS Form 5500 (Annual Report), have been properly and timely filed.

(b) All “Employee Benefit Plans” maintained by or otherwise covering employees or former employees of BNC or the Bank, to the extent each is subject to ERISA, currently are, and at all times have been, in substantial compliance with all material provisions and requirements of ERISA, the noncompliance with which will not have a material adverse effect on BNC and the Bank, considered as one enterprise. There is no pending or, to the Best Knowledge of management of BNC and the Bank, threatened litigation relating to any the Bank Plan or any employee benefit plan, contract or arrangement previously maintained by BNC or the Bank. Neither BNC nor the Bank has engaged in a transaction with respect to any the Bank Plan that could subject BNC or the Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) BNC and the Bank have delivered to SSB a true, correct and complete copy (including copies of all amendments thereto) of each retirement plan maintained by either which is intended to be a plan qualified under Section 401(a) of the Code (collectively, the “the Bank Retirement Plans”), together with true, correct and complete copies of the summary plan descriptions relating to the Bank Retirement Plans, the most recent determination letters received from the IRS regarding the Bank Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Bank Retirement Plans. The Bank Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the Bank Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to the Bank Retirement Plans to said effect, including determination letters covering the current terms and provisions of the Bank Retirement Plans unless the plan utilizes a prototype or volume submitter document, in which case the plan is entitled to rely upon the favorable determination letter issued to the prototype or volume submitter plan sponsor. There are no issues relating to said qualification or exemption of the Bank Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guarantee Corporation or any court. The Bank Retirement Plans and the administration thereof are (and have been since the establishment of the Bank Retirement Plans) in compliance in all material respects with all of the applicable requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Bank Retirement Plans, the noncompliance with which will not have a material adverse effect on BNC and the Bank considered as one enterprise. Without limiting the generality of the foregoing, all reports and returns with respect to the Bank Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no issues or disputes with respect to the Bank Retirement Plans or the administration thereof currently existing between BNC, the Bank, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of the Bank or beneficiary of any such employee, or any other person or entity. No “reportable event” within the meaning of Section 4043 of ERISA has occurred at any time with respect to the Bank Retirement Plans.

(d) No liability under subtitle C or D of Title IV of ERISA has been or, to the Best Knowledge of management of BNC and the Bank, is expected to be incurred by BNC or the Bank with respect to the Bank Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by BNC or the Bank. BNC and the Bank do not presently contribute, and have not contributed, to a “Multi-employer Plan.” All contributions required to be made pursuant to the terms of each of the Bank Plans (including without limitation the Bank Retirement Plans and any other “pension plan” (as defined in Section 3(2) of ERISA, provided such plan is intended to qualify under the provisions of Section 401(a) of the Code) maintained by BNC or the Bank have been timely made. Neither the Bank Retirement Plans nor any other “pension plan” maintained by BNC or the Bank have an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. BNC and the Bank have not provided, and are not required to provide, security to any “pension plan” or to any “Single Employer Plan” pursuant to Section 401(a)(29) of the Code. Under the Bank Retirement Plans and any other “pension plan” maintained by BNC or the Bank as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

(e) Except as provided in the terms of the Bank Retirement Plans themselves, there are no restrictions on the rights of BNC or the Bank to amend or terminate any the Bank Retirement Plan without incurring any liability thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions described herein will, except as otherwise specifically provided in this Agreement, (i) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

3.26. Insurance. BNC and the Bank have made available SSB a listing of each blanket bond, liability insurance, life insurance or other insurance policy in effect on September 30, 2005, and in which it was an insured party or beneficiary (each a “the Bank Policy” and collectively the “the Bank Policies”). The Bank Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is customary or reasonable for entities engaged in the businesses of BNC and the Bank or as is required by applicable law or regulation; and, in the reasonable opinion of management of BNC and the Bank, the insurance coverage provided under the Bank Policies is reasonable and adequate in all material respects for BNC and the Bank. Each of the Bank Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility and which is qualified to issue those policies in North Carolina; and, BNC and the Bank have complied in all material respects with requirements (including the giving of required notices) under each such the Bank Policy in order to preserve all rights thereunder with respect to all material matters. BNC and the Bank are not in default under the provisions of, have not received notice of cancellation or nonrenewal of or any premium increase on, and have not failed to pay any premium on, any the Bank Policy, and, to the Best Knowledge of management of BNC and the Bank, there has not been any inaccuracy in any application for any the Bank Policy. There are no pending claims with respect to any the Bank Policy, and, to the Best Knowledge of management of BNC and the Bank, there currently is no condition, and no event has occurred, that is reasonably likely to form the basis for any such claim.

3.27. Insurance of Deposits. All deposits of the Bank are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from the Bank to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or, to the Best Knowledge of management of the Bank, are contemplated by the FDIC or otherwise to terminate such insurance.

3.28. Obstacles to Regulatory Approval. To the Best Knowledge of management of BNC and the Bank, there exists no fact or condition (including the Bank’s record of compliance with the Community Reinvestment Act) relating to BNC or the Bank that may reasonably be expected to prevent or materially impede or delay SSB, BNC or the Bank from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; and, if any such fact or condition becomes known to BNC or the Bank, BNC or the Bank shall promptly (and in any event within three (3) days after obtaining such knowledge) give notice of such fact or condition to SSB in the manner provided herein.

3.29. Disclosure. To the Best Knowledge of management of BNC and the Bank, no written statement, certificate, schedule, list or other written information furnished by or on behalf of BNC or the Bank to SSB in connection with this Agreement and the transactions described herein, when considered as a whole, contains or has contained any untrue statement of a material fact or omits or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

COVENANTS OF SSB

4.01. Affirmative Covenants of SSB. SSB hereby covenants and agrees as follows with BNC except as Previously Disclosed:

(a) SSB Shareholders’ Meeting. SSB agrees to cause a meeting of its shareholders (the “SSB Shareholders’ Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting by SSB’s shareholders on the approval of this Agreement and the Merger. In connection with the call and conduct of, and all other matters relating to the SSB Shareholders’ Meeting (including the solicitation of proxies), SSB will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

Unless, due to a material change in circumstances after the date hereof, SSB’s Board of Directors reasonably believes in good faith, based on the written opinion of its legal counsel, that such a recommendation would violate the directors’ duties or obligations as such to SSB or to its shareholders, SSB covenants that its Board of Directors will recommend to and actively encourage SSB’s shareholders to vote their shares of SSB Common Stock at the SSB Shareholders Meeting in favor of approval of this Agreement and the Merger, and the Proxy Statement will so indicate and state that SSB’s Board of Directors considers the Merger to be advisable and in the best interests of SSB and its shareholders. In furtherance of such covenant, each director of SSB will execute this Agreement as an inducement to BNC to enter into this Agreement and by the execution hereof, each SSB director agrees, absent the aforesaid opinion of counsel, to vote his or her shares to approve this Agreement and the Merger.

(b) Conduct of Business Prior to Effective Time. While the parties recognize that the operation of SSB until the Effective Time is the responsibility of SSB’s Board of Directors and officers, SSB agrees that, between the date of this Agreement and the Effective Time, and except as otherwise provided herein, expressly agreed to in writing by BNC’s President and Chief Executive Officer, or as may otherwise be required by governmental or regulatory authority or by law, SSB will carry on its business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and, to the extent consistent with such business and within its ability to do so, SSB agrees that it will:

(i) preserve intact its present business organization, keep available its present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with it;

(ii) maintain all of its properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

(iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;

(iv) comply in all material respects with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;

(v) not change its policies or procedures, including existing loan underwriting guidelines, in any material respect except as may be required by law;

(vi) continue to maintain in force insurance such as is described in Paragraph 2.26; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and,

(vii) promptly provide to BNC such information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties, employees or operations, as BNC reasonably shall request.

(c) Periodic Financial and Other Information. Following the date of this Agreement and until the Effective Time, SSB will promptly deliver to BNC:

(i) an income statement and a statement of condition within ten business days after each month end;

(ii) a copy of the audited financial statements within 45 business days after the fiscal year end and a copy of all interim financial statements within 30 business days after each quarter end;

(iii) a copy of each report, registration, statement, or other communication or regulatory filing made with or to any Regulatory Authority simultaneous with the filing or making thereof;

(iv) information regarding each new request for an extension of credit in excess of $500,000 (other than a loan secured by a first lien on a one-to-four family principal residence which is being made for the purchase or refinancing of that residence) using its best efforts to provide prior to, but in any event notification within two (2) days after, the issuance of a commitment on such loan;

(v) an analysis of the Loan Loss Reserve and management’s assessment of the adequacy of the Loan Loss Reserve, which analysis and assessment shall include a list of all classified or “watch list” loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or “watch list” Loan, all within ten business days after each calendar month end;

(vi) the following information with respect to loans and other extensions of credit (such assets being referred to in this Agreement as “Loans”) as of, and within ten business days following each calendar month end;

(A) a list of Loans past due for 30 days or more as to principal or interest;

(B) a list of Loans in nonaccrual status;

(C) a list of all Loans without principal reduction for a period of longer than one year;

(D) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

(E) a list of each reworked or restructured Loan still outstanding, including original terms, restructured terms and status; and

(F) a list of any actual or threatened litigation by or against SSB pertaining to any Loan or credit, which list shall contain a description of circumstances surrounding such litigation, its present status and management’s evaluation of such litigation.

(d) Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, SSB promptly will notify BNC in writing of and provide to it such information as it shall request regarding (i) any material adverse change in SSB’s financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, is likely to cause, create or result in any such material adverse change, or of (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or is likely to cause any statement, representation or warranty of SSB herein to be or become inaccurate, misleading or incomplete in any material respect, or which has resulted or is likely to cause, create or result in the breach or violation in any material respect of any of SSB’s covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 7.01 or 7.02.

(e) Accruals for Loan Loss Reserve and Expenses. SSB will cooperate with BNC and will make such appropriate accounting entries in its books and records and take such other actions as BNC and SSB shall mutually deem to be necessary or desirable in anticipation of the Merger, including without limitation additional provisions to SSB’s Loan Loss Reserve or accruals or the creation of reserves for employee benefit and Merger-related expenses; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by SSB and BNC, SSB shall not be required to make any such accounting entries until immediately prior to the Closing.

(f) Consents to Assignment of Leases. SSB will use its best efforts to obtain all required consents of its lessors to the assignment to BNC of SSB’s rights and obligations under any personal property leases, each of which consents shall be in such form as shall be specified by BNC.

(g) Access. SSB agrees that, following the date of this Agreement and to and including the Effective Time, it will provide BNC and its employees, accountants, legal counsel, environmental consultants or other representatives access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, legal counsel and consultants, as BNC shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by or on behalf of BNC shall be performed in such a manner as will not interfere unreasonably with SSB’s normal operations or with its relationships with its customers or employees, and shall be conducted in accordance with procedures established by the parties.

(h) Deposit Liabilities. Following the date of this Agreement and up to the Effective Time, SSB will make pricing decisions with respect to its deposit accounts in a manner consistent with its past practices based on competition and prevailing market rates in its banking market. SSB will notify BNC in connection with changes in its published or brokers rates on deposit accounts prior to implementation.

(i) Further Action; Instruments of Transfer. SSB covenants and agrees with BNC that it (i) will use its best efforts in good faith to take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to BNC all documents or instruments required herein, or as otherwise shall be reasonably necessary or useful to or requested by BNC, in consummating such transactions, and, (iii) will cooperate with BNC in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

4.02. Negative Covenants of SSB. Except as may otherwise be required by governmental or regulatory authority or law, SSB hereby covenants and agrees that, between the date hereof and the Effective Time, except as Previously Disclosed, it will not do any of the following things or take any of the following actions without the prior written consent and authorization of BNC’s President.

(a) Amendments to Articles of Incorporation or Bylaws. SSB will not amend its Articles of Incorporation or Bylaws.

(b) Change in Capital Stock. SSB will not (i) make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or (ii) issue (including any issuance of shares pursuant to a stock dividend or any issuance of any securities convertible into capital stock), sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities, or enter into any agreement or understanding with respect to any such action.

(c) Options, Warrants and Rights. SSB will not grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(d) Dividends. SSB will not declare or pay any dividends on its outstanding shares of SSB Common Stock or make any other distributions on or in respect of any shares of SSB Common Stock or otherwise to its shareholders.

(e) Employment, Benefit or Retirement Agreements or Plans. Except as required by law, SSB will not (i) enter into or become bound by any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by SSB without cost or other liability on no more than 30 days’ notice; (ii) adopt, enter into or become bound by any new or additional profit-sharing, bonus, incentive, change in control or “golden parachute,” stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; or (iii) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

(f) Increase in Compensation; Bonuses. SSB will not increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants. However, notwithstanding anything contained herein to the contrary, prior to the Effective Time SSB may make routine increases in the salaries of its officers and other employees at such times and in such amounts as shall be consistent with its customary salary administration and review policies and procedures.

(g) Accounting Practices. SSB will not make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by US GAAP or governmental regulations).

(h) Acquisitions; Additional Branch Offices. SSB will not directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

(i) Changes in Business Practices. Except as may be required by the Commissioner, the FDIC, or any other Regulatory Authority or as shall be required by applicable law, regulation or this Agreement, SSB will not (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business, or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies.

(j) Exclusive Merger Agreement. Unless, due to a material change in circumstances after the date hereof, SSB’s Board of Directors reasonably believes in good faith, based on the written opinion of its legal counsel, that any such action or inaction would violate the directors’ duties or obligations as such to SSB or to its shareholders, SSB will not, directly, or indirectly through any person, (i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than BNC) relating to a merger or other acquisition of SSB or the purchase or acquisition of any stock of SSB, or all or any significant part of SSB’s assets, or provide assistance to any person in connection with any such offer; (ii) except to the extent required by law, disclose to any person or entity (other than BNC) any information not customarily disclosed to the public concerning SSB or its business, or afford to any other person or entity (other than BNC) access to its properties, facilities, books or records; (iii) sell or transfer all or any significant part of SSB’s assets to any other person or entity (other than BNC); or (iv) consummate any type of merger, acquisition or combination relating to the acquisition of more than 20% of the SSB Common Stock or all or a significant part of SSB’s assets.

(k) Acquisition or Disposition of Assets. Other than activities in the normal course of its leasing operations, SSB will not:

(i) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any real estate in any amount;

(ii) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $10,000 for any individual item or asset, or more than $25,000 in the aggregate for all such items or assets;

(iii) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any real property in any amount;

(iv) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any equipment or any other fixed asset (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $10,000 for any individual item or asset, or more than $25,000 in the aggregate for all such items or assets;

(v) Enter into any purchase or other commitment or contract for supplies or services which obligates SSB for a period longer than 30 days;

(vi) Except in the ordinary course of its business consistent with its past practices, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable; or

(vii) Except in the ordinary course of its business consistent with its past practices, sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license); or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of SSB or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

(l) Debt; Liabilities. Except in the ordinary course of its business consistent with its past practices, SSB will not (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to the borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) incur any other liability or obligation (absolute or contingent).

(m) Liens; Encumbrances. SSB will not mortgage, pledge or subject any of its assets to, or permit any of its assets to become or, except for those liens or encumbrances Previously Disclosed to BNC, remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with securing public funds deposits or repurchase agreements).

(n) Waiver of Rights. SSB will not waive, release or compromise any rights in its favor against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders, nor will SSB waive, release or compromise any material rights against or with respect to any other person or entity except in the ordinary course of business and in good faith for fair value in money or money’s worth.

(o) Other Contracts. SSB will not enter into or become bound by any contracts, agreements, commitments or understandings (other than those permitted elsewhere in this Paragraph 4.02) (i) for or with respect to any charitable contributions except for contributions not exceeding $2,000 individually or $10,000 in the aggregate; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which SSB would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business; or (v) which, in the case of any one contract, agreement, commitment or understanding, and whether or not in the ordinary course of its business, would obligate or commit SSB to make expenditures over any period of time of more than $25,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of SSB’s lending operations).

(p) Deposit Liabilities. SSB will not make any material change in its current deposit policies and procedures or take any actions designed to materially increase or decrease the aggregate level of its deposits as of the date of this Agreement.

(q) Foreclosures. Except in the ordinary course of business in connection with any foreclosure of a mortgage or deed of trust securing a loan, SSB will not bid for or purchase any real property which is covered by that mortgage or deed of trust or which is the subject of that foreclosure.

ARTICLE V

COVENANTS OF BNC

5.01. Affirmative Covenants of BNC. BNC hereby covenants and agrees as follows with SSB:

(a) BNC Shareholders’ Meeting. BNC agrees to cause a meeting of its shareholders (the “BNC Shareholders’ Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting by BNC’s shareholders on the approval of this Agreement and the Merger. In connection with the call and conduct of, and all other matters relating to the BNC Shareholders’ Meeting (including the solicitation of proxies), BNC will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

BNC agrees to nominate and recommend for election Ralph N. Strayhorn III, Thomas R. Sloan and two other directors, mutually agreed upon by SSB and BNC, currently serving on the board of directors of SSB at the BNC Shareholders’ Meeting to be elected to the BNC board of directors. These directors will be appointed to the BNC board of directors at the Effective Time in accordance with subparagraph (c) hereof.

Unless due to a material change in circumstances after the date hereof, BNC’s Board of Directors reasonably believes in good faith, based on the written opinion of its legal counsel, that such a recommendation would violate the directors’ duties or obligations as such to BNC or to its shareholders, BNC covenants that its Board of Directors will recommend to and actively encourage BNC’s shareholders that they vote their shares of BNC Common Stock at the BNC Shareholders Meeting in favor of ratification and approval of this Agreement and the Merger, and the Proxy Statement will so indicate and state that BNC’s Board of Directors considers the Merger to be advisable and in the best interests of BNC and its shareholders.

(b) Further Action; Instruments of Transfer. BNC covenants and agrees with SSB that it (i) will use its best efforts in good faith to take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to SSB all documents or instruments required herein, or as otherwise shall be reasonably necessary or useful to or requested by SSB, in consummating such transactions, and, (iii) will cooperate with SSB in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions, and, (iv) shall take such corporate action as is necessary to authorize the issuance of additional shares of BNC Common Stock as necessary to complete the Merger.

(c) Employment of SSB Employees. Provided that the current employees of SSB remain employed by SSB at the Effective Time, BNC will attempt in good faith to locate positions with BNC for which employment may be offered, and BNC will offer employment to as many of those employees as BNC, in its discretion, considers to be feasible. However, notwithstanding anything contained in this Agreement to the contrary, BNC shall not have any obligation to employ or provide employment to any employee of SSB or to any particular number of such employees. Any employment so offered to an employee of SSB shall be in such a position, at such location within BNC’s branch system, and for such rate of compensation, as BNC shall determine in its sole discretion. Each such person’s employment shall be on an “at-will” basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate BNC to employ any such person for any specific period of time or in any specific position or to restrict BNC’s right to terminate the employment of any such person at any time and for any reason satisfactory to it. In the event BNC terminates an employee of SSB without making an offer of employment and without cause, BNC will pay such terminated SSB employee (a “Non-Continuing Employee”) a severance payment as the parties shall mutually determine on a case-by-case basis but in no event shall such severance payment be less than three (3) weeks’ salary of the Non-Continuing Employee for each year of credited service with SSB.

(d) Employee Benefits. Except as otherwise provided in this Agreement, any employee of SSB who becomes an employee of BNC at the Effective Time (a “New Employee”) shall be entitled to receive all employee benefits and to participate in all benefit plans provided by BNC on the same basis (including cost) and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of BNC, except that SSB employees retained by BNC shall be immediately eligible to participate in all benefit plans as of the Effective Date. Each New Employee shall be given credit for his or her full years of service with SSB for purposes of (i) eligibility for participation and vesting in BNC’s Section 401(k) savings plan, and (ii) for all purposes under BNC’s other benefit plans (including entitlement to vacation and sick leave). For purposes of BNC’s health insurance coverage, a New Employee’s participation will be without regard to pre-existing condition requirements under BNC’s health insurance plan, provided that any such pre-existing condition at the Effective Time was covered under SSB’s health insurance plan(s) at the Effective Time and the New Employee provides evidence of such previous coverage in a form satisfactory to BNC’s health insurance carrier.

Any Non-Continuing Employee will be permitted to obtain continued coverage through the exercise of his or her COBRA rights under BNC’s health insurance coverage and BNC will give any required COBRA notices.

For the calendar year during which the Effective Time occurs, BNC will grant to each New Employee a number of days of sick leave and vacation leave, respectively, equal, in each case, to (i) the full number of such days to which the New Employee would be entitled for that year, based on his or her credited years of service and in accordance with BNC’s standard leave policies, less (ii) the number of days of sick leave and vacation leave used by the New Employee as an employee of SSB during that calendar year.

Prior to the Effective Time, SSB shall terminate The SterlingSouth Bank & Trust Co. 2005 Supplemental Executive Retirement Plan (“SERP”) in accordance with its terms and each of the Participation Agreement Addendums thereto executed by Ralph N. Strayhorn, III, Thomas N. Nelson, James J. Harris, Patricia Strickland and Jim Bowman. Upon termination, each participant will receive benefits that accrued prior to December 31, 2005.

(e) Directors. In accordance with the provisions of Paragraph 1.06 hereof, at the Effective Time, BNC will cause Ralph N. Strayhorn III, Thomas R. Sloan and two additional directors, mutually agreed upon by SSB and BNC, elected at the BNC Shareholders’ Meeting, in accordance with subparagraph (a) hereof, to take office as directors of BNC at the Effective Time. After the Effective Time, the board of BNC will number fifteen (15) directors. Each director’s continued service as a director of BNC will be subject to the normal nomination and election processes.

(f) Employment Agreement and SERP. As of the Effective Time, Ralph N. Strayhorn III shall execute a new employment agreement and a new SERP substantially in the forms attached hereto as Exhibits B and C, respectively.

(g) Employment of Other Officers. As of the Effective Time, certain of the other officers of SSB, as are included in Exhibit D, shall have entered into employment agreements substantially in accordance with the terms set forth in Exhibit D, which is attached hereto.

(h) “Blue Sky” Approvals. BNC shall use its best efforts to take all actions, if any, required by applicable state and federal securities laws (i) to cause the BNC Common Stock issued at the Effective Time, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, or to cause all conditions to any exemptions from qualification or registration thereof under such laws to have been satisfied, and (ii) to obtain any and all other approvals or consents to the issuance of the BNC Common Stock that are required under state or federal law.

(i) Available Funds. By Closing, BNC will have transferred to the Exchange Agent the funds necessary to satisfy its obligations under ARTICLE I of this Agreement

(j) Access. BNC and the Bank agree that, following the date of this Agreement and to and including the Effective Time, each will provide SSB and its employees, accountants, legal counsel, environmental consultants or other representatives access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, legal counsel and consultants, as SSB shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by or on behalf of SSB shall be performed in such a manner as will not interfere unreasonably with BNC and the Bank’s normal operations or with its relationship with its customers or employees, and shall be conducted in accordance with procedures established by the parties; and, provided further, that SSB shall not have any right of access to BNC’s or the Bank’s personnel files and records.

(k) NASDAQ Notification. By Closing, BNC shall file with the National Association of Securities Dealers such notification and other materials (and shall pay such fees) as shall be required for the listing on Nasdaq Small Cap Market of the shares of BNC Common Stock to be issued to SSB’s shareholders pursuant to the Merger.

5.02. Negative Covenants of BNC. BNC hereby covenants and agrees that, between the date hereof and the Effective Time, it will not do any of the following things or take any of the following actions without the prior written consent and authorization of SSB’s President.

(a) Amendments to Articles of Incorporation or Bylaws. BNC will not amend its Articles of Incorporation or Bylaws.

(b) Change in Capital Stock. BNC will not (i) make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or (ii) issue (including any issuance of shares pursuant to a stock dividend (except as set forth in (d) below) or any issuance of any securities convertible into capital stock), sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities, or enter into any agreement or understanding with respect to any such action. However, notwithstanding anything contained herein to the contrary, following the date of this Agreement, BNC may issue additional shares of BNC Common Stock upon the exercise of options granted pursuant to its employee and/or director stock option plans. In addition, BNC may, if necessary, issue additional shares of BNC Common Stock to fulfill its obligations under the BNC Employees’ Savings and Profit Sharing Plan and Trust (the “401(k) Plan”).

(c) Options, Warrants and Rights. BNC will not grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action. However, notwithstanding anything contained herein to the contrary, following the date of this Agreement BNC may grant additional options to purchase shares of BNC Common Stock pursuant to its Nonqualified Stock Option Plan for Non-Employees/Directors, as amended, its Incentive Stock Option Plan and its Omnibus Stock Option and Long Term Incentive Plan.

(d) Dividends. Other than the cash dividend of $0.16 per shared declared on January 17, 2006 and payable in the first quarter of 2006, BNC will not declare or pay any dividends on its outstanding shares of capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders.

(e) Accounting Practices. BNC will not make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by US GAAP or governmental regulations).

(f) Changes in Business Practices. Except as may be required by the Commissioner, the FDIC or any other Regulatory Authority, or as shall be required by applicable law, regulation or this Agreement, BNC will not (i) change in any material respect the nature of its business, (ii) discontinue any material portion or line of its business, or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies.

(g) Exclusive Merger Agreement. Unless, due to a material change in circumstances after the date hereof, BNC’s Board of Directors reasonably believes in good faith, based on the written opinion of its legal counsel, that any such action or inaction would violate the directors’ duties or obligations as such to BNC or to its shareholders, BNC will not, directly, or indirectly through any person, (i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity relating to a merger or other acquisition of BNC or the purchase or acquisition of any stock of BNC, or all or any significant part of BNC’s assets, or provide assistance to any person in connection with any such offer; (ii) except to the extent required by law, disclose to any person or entity (other than SSB) any information not customarily disclosed to the public concerning BNC or its business, or afford to any other person or entity (other than SSB) access to its properties, facilities, books or records; (iii) sell or transfer all or any significant part of BNC’s assets to any other person or entity (other than SSB); or (iv) consummate any type of merger, acquisition or combination relating to the acquisition of more than 20% of the BNC Common Stock or all or a significant part of BNC’s assets.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.01. Preparation and Distribution of Proxy Statement/Prospectus. BNC and SSB jointly will prepare a joint proxy statement/prospectus (the “Proxy Statement/Prospectus”) for distribution to BNC’s and SSB’s shareholders as BNC’s proxy statement relating to BNC’s solicitation of proxies for use at the BNC Shareholders’ Meeting, SSB’s proxy statement relating to SSB’s solicitation of proxies for use at the SSB Shareholders’ Meeting, and as BNC’s prospectus relating to its offer and distribution of BNC Common Stock to SSB’s shareholders as described in this Agreement. The Proxy Statement/Prospectus shall, in all material respects, be prepared in such form and contain or be accompanied by such information regarding the BNC Shareholders Meeting, the SSB Shareholders’ Meeting, this Agreement, the parties hereto, and the Merger and other transactions described herein as is required by regulations of the FDIC applicable to BNC or otherwise as shall be agreed upon by BNC and SSB. An Election of Consideration, in a form satisfactory to BNC as described in Paragraph 1.05(c), shall accompany the Proxy Statement/Prospectus mailed to each SSB shareholder.

BNC and SSB will mail the Proxy Statement/Prospectus to their shareholders on a date mutually agreed upon by BNC and SSB not less than 20 days prior to the scheduled date of the BNC Shareholders’ Meeting and the date of the SSB Shareholders’ Meeting, whichever is earlier; provided, however, that no such materials shall be mailed to BNC’s shareholders or SSB’s shareholders unless and until BNC shall have received the authorization of the FDIC, and SSB and BNC shall have agreed on the form and content of such materials.

6.02. Regulatory Approvals. BNC and SSB each agrees with the other that, as soon as practicable following the date of this Agreement, it will prepare and file, or cause to be prepared and filed, all applications required to be filed by it under applicable law and regulations for approvals by Regulatory Authorities of the Merger or other transactions described in this Agreement, including without limitation any required applications for the approval of the Commissioner, the FDIC, and the North Carolina Banking Commission (the “Commission”). BNC and SSB each agrees (i) to use its best efforts in good faith to obtain all necessary approvals of Regulatory Authorities required for consummation of the Merger and other transactions described herein and (ii) before the filing of any such application required to be filed, to give each other party an opportunity to review and comment on the form and content of such application. Should the appearance of any of the officers, directors, employees, financial advisors or counsel of BNC or SSB be requested by each other or by any Regulatory Authority at any hearing in connection with any such application, it will use its best efforts to arrange for such appearance.

6.03. Information for Proxy Statement/Prospectus and Applications for Regulatory Approvals. BNC and SSB each covenants with the other that (i) it will cooperate with the other parties in the preparation of the Proxy Statement/Prospectus, and applications for required approvals of Regulatory Authorities, and it will promptly respond to requests by the other parties and their legal counsel for information, and will provide all information, documents, financial statements or other material, that is required for, or that may be reasonably requested by any other party for inclusion in, any such document; (ii) none of the information provided by it for inclusion in any of such documents, at the time of the mailing of those materials to SSB’s and BNC’s shareholders, or at the time of receipt of any such required approval of a Regulatory Authority, as the case may be, will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.04. Expenses. Subject to the provisions of Paragraph 8.03, and whether or not this Agreement shall be terminated or the Merger shall be consummated, BNC and SSB each agrees to pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement, or otherwise in connection with this Agreement and the transactions described herein (including without limitation all accounting fees, legal fees, consulting or advisory fees, filing fees, printing and mailing costs, and travel expenses). For purposes of this Agreement, expenses associated with the printing and mailing of the Proxy Statement/Prospectus described in Paragraph 6.01, and with the Tax Opinion described in Paragraph 6.09, shall be deemed to have been incurred by BNC and SSB equally. Expenses owed to Smith Capital including its fees for rendering the “SSB Fairness Opinion” described in Paragraph 7.01(d)(ii), shall be deemed to have been incurred solely by SSB. Expenses owed to Burke Capital including its fees for rendering the “BNC Fairness Opinion” described in Paragraph 7.01(d)(i) shall be deemed to have been incurred solely by BNC.

6.05. Announcements. BNC and SSB each agrees that no persons other than the parties to this Agreement are authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and that, without the prior review and consent of the other parties (which consent shall not unreasonably be denied or delayed), it will not make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the required approval of any Regulatory Authority to the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, neither BNC nor SSB shall be required to obtain the prior consent of the other parties for any such disclosure which it, in good faith and upon the advice of its legal counsel, believes is required by law.

6.06. Real Property Matters.

(a) BNC, at its own option or expense, may cause to be conducted (i) a title examination, physical survey, zoning compliance review, and structural inspection of the SSB Real Property and improvements thereon (the “Property Examination”) and (ii) site inspections, historic reviews, regulatory analyses, and Phase 1 environmental assessments of the SSB Real Property, together with such other studies, testing and intrusive sampling and analyses as BNC shall deem necessary or desirable (the “Environmental Survey”).

(b) If, in the course of the Property Examination or Environmental Survey, BNC discovers a “Material Defect” (as defined below) with respect to the SSB Real Property except with regard to any Material Defects which were Previously Disclosed by SSB to BNC, BNC will give prompt written notice thereof to SSB describing the facts or conditions constituting the Material Defect, and BNC shall have the option exercisable upon written notice to SSB to (i) waive the Material Defect, or (ii) terminate this Agreement.

(c) For purposes of this Agreement, a “Material Defect” shall include:

(i) the existence of any lien (other than the lien of real property taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant, or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a breach of SSB’s representations and warranties contained in Paragraph 2.16 or 2.21, in either such case that BNC reasonably believes will affect its use of any parcel of the SSB Real Property for the purpose for which it currently is used or the value or marketability of any parcel of the SSB Real Property, or as to which BNC otherwise objects; or

(ii) the existence of any structural defects or conditions of disrepair in the improvements on the SSB Real Property (including any equipment, fixtures or other components related thereto) that BNC reasonably believes would cost an aggregate of $50,000 or more to repair, remove or correct as to all such SSB Real Property.

(iii) the existence of facts or circumstances relating to any of the SSB Real Property reflecting that (A) there likely has been a discharge, disposal, release, threatened release, or emission by any person of any Hazardous Substance on, from, under, at, or relating to the SSB Real Property, or (B) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the SSB Real Property which constitutes or would constitute a violation of any Environmental Laws or any contract or other agreement between SSB and any other person or entity, as to which, in either such case, BNC reasonably believes, based on the advice of legal counsel or other consultants, that SSB could become responsible or liable, or that SSB could become responsible or liable following the Effective Time, for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or liability which SSB could incur, or for which SSB could become responsible or liable, following consummation of the Merger at any time or over any period of time could equal or exceed an aggregate of $50,000 or more as to all such SSB Real Property.

6.07. Treatment of Stock Options and Warrants.

(a) BNC and SSB agree that, as of the Effective Time, all holders of SSB’s 175,782 outstanding Stock Options to purchase shares of SSB Common Stock held by SSB employees who remain employed by BNC and SSB directors who are elected to the BNC Board of Directors shall be converted into and become rights with respect to BNC Common Stock and BNC shall assume each Stock Option in accordance with the SSB Stock Option Plans. From and after the Effective Time, (i) each Stock Option assumed by BNC may be exercised solely for shares of BNC Common Stock, (ii) the number of shares of BNC Common Stock subject to such Stock Option shall be equal to the product of the number of shares of SSB Common Stock subject to such Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding up to the nearest whole share, and (iii) the per share exercise price under each Stock Option shall be adjusted by dividing the per share exercise price of the Stock Option by the Exchange Ratio and rounding up to the nearest cent. In addition, each Stock Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code and the regulations promulgated thereunder so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. BNC and SSB shall take all necessary steps to effectuate the foregoing provisions of this Paragraph 6.07(b), including appropriate amendments to the Stock Option Plans if necessary.

(b) BNC and SSB agree that, as of the Effective Time, all Stock Options held by those employees who are not employed by BNC and the holders of options under SSB’s Non-Statutory Stock Option Plan who are not elected to the BNC Board of Directors, and 352,217 unexercised Warrants to purchase shares of SSB Common Stock shall surrender their Stock Options or Warrants and receive solely a cash payment amount equal to (A) the cash value of the Merger Consideration, adjusted, if necessary, as determined in paragraph 1.05(b) plus the Cash Consideration, if any, as determined in Paragraph 1.05(b) less the exercise price per share of SSB Common Stock covered by the Stock Option or Warrant, (B) multiplied by the total number of shares of SSB Common Stock covered by the Stock Option or Warrant. For each person subject to this Section 6.07(b), SSB will obtain from such person who holds a Stock Option, and will deliver to BNC at the Closing, a written agreement in a form specified by BNC confirming and agreeing to the surrender of such person’s Stock Option upon payment of the amounts described above.

(c) The SSB Board of Directors agrees, if requested by BNC, to accelerate, in accordance with the SSB Warrant agreement, the exercise date of the SSB Warrants to the Effective Time.

6.08. Treatment of 401(k)/Thrift Plan. SSB will terminate its 401(k) Plan (the “Plan”) and in accordance with the Plan and applicable law, and each participant in SSB’s plan on such termination date may elect, upon completion of the termination and the final liquidation of the plan, to receive a distribution of the assets credited to his or her plan account at that time or, if the participant has become a participant in BNC’s Section 401(k) plan, to have those assets credited as a “roll-over” to the participant’s plan account under BNC’s plan.

SSB agrees that, prior to the Effective Time, it will take or cause to be taken such actions as BNC shall reasonably consider to be necessary or desirable in connection with or to effect or facilitate any such plan participation termination.

6.09. Directors’ and Officers’ Liability Insurance. At its option, SSB may obtain or require BNC to obtain and maintain, in effect for three years from the Closing Date, the current directors’ and officers’ liability insurance policies maintained by SSB or substitute policies or “tail” coverage of at least the same coverage containing terms and conditions that are not taken as a whole materially less favorable to the insured with respect to matters occurring prior to the Effective Time. Such insurance shall cover all persons and entities who are currently covered by SSB’s existing directors’ and officers’ liability policy (including all existing directors and officers of SSB and its subsidiary) and shall include coverage for matters occurring prior to the Effective Time.

6.10. Tax Opinion. BNC and SSB agree to use their best efforts to cause the Merger, and the conversion of outstanding shares of SSB Common Stock into shares of BNC Common Stock, on the terms contained in this Agreement, to be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code and to obtain from Brooks Pierce McLendon Humphrey & Leonard, L.L.P. a written opinion (the “Tax Opinion”), addressed jointly to the Boards of Directors of BNC and SSB, to the foregoing effect.

6.11. Affiliate Agreements. Not less than 45 days prior to the Effective Time, SSB shall deliver to BNC a letter identifying all individuals who, in the judgment of SSB, may be deemed an “affiliate” of SSB for purposes of Rule 145 of the Securities Act of 1933, as amended and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes form the date of delivery thereof. SSB shall use reasonable best efforts to cause each person identified on the list to deliver to BNC not less than ten (10) days prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit E.

ARTICLE VII

CONDITIONS PRECEDENT TO MERGER

7.01. Conditions to all Parties’ Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Approval by Regulatory Authorities; Disadvantageous Conditions. (i) The Merger and other transactions described in this Agreement shall have been approved, to the extent required by law, by the FDIC, the Commissioner, the Commission, and by all other Regulatory Authorities having jurisdiction over such transactions; (ii) no Regulatory Authority shall have objected to or withdrawn its approval of such transactions or imposed any condition on such transactions or its approval thereof, which condition is reasonably deemed by SSB or BNC to so adversely impact the economic or business benefits of this Agreement to SSB or BNC as to render it inadvisable for SSB or BNC to consummate the Merger; (iii) the 15-day or 30-day waiting period, as applicable, required following the approval by the FDIC for review of the transactions described herein by the United States Department of Justice shall have expired, and, in connection with any such review, no objection to the Merger shall have been raised; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

(b) Adverse Proceedings, Injunction, Etc. There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described in this Agreement or any of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the United States Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (iii) any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency or any shareholder), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit BNC or SSB from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against BNC or SSB or any of their respective officers or directors which shall reasonably be considered by BNC or SSB to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of any party hereto, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

(c) Approval by Boards of Directors and Shareholders. The respective Boards of Directors of BNC and SSB shall have duly approved, adopted and ratified this Agreement by appropriate resolutions, the shareholders of BNC shall have duly approved this Agreement and the Merger at the BNC Shareholders’ Meeting, and the shareholders of SSB shall have duly approved this Agreement and the Merger at the SSB Shareholders’ Meeting, all to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective Articles of Incorporation and Bylaws.

(d) Fairness Opinions.

(i) BNC shall have received as of the date hereof from Burke Capital a written opinion (the “BNC Fairness Opinion”) to the effect that the Merger is fair, from a financial point of view, to BNC and its shareholders; and, Burke Capital shall have delivered a letter to BNC, dated as of a date within five business days preceding the Closing Date, to the effect that it remains its opinion that the terms of the Merger are fair, from a financial point of view, to BNC and its shareholders.

(ii) SSB shall have received as of the date hereof from Smith Capital a written opinion (the “SSB Fairness Opinion”) to the effect that the consideration received by SSB’s shareholders is fair, from a financial point of view, to SSB and its shareholders; and, Smith Capital shall have delivered a letter to SSB, dated as of a date within five business days preceding the Closing Date, to the effect that it remains its opinion that the terms of the Merger are fair, from a financial point of view, to SSB and its shareholders.

(e) Tax Opinion. BNC and SSB shall have received the Tax Opinion from Brooks Pierce McLendon Humphrey & Leonard, L.L.P. in substance and form reasonably satisfactory to each of them.

(f) Employment Agreements. Ralph N. Strayhorn III shall have entered into an employment agreement and a SERP substantially in the forms attached hereto as Exhibits B and C, respectively.

(g) Employment of Other Officers. As of the Effective Time, certain of the other officers of SSB, as are included in Exhibit D, shall have entered into employment agreements substantially in accordance with the terms set forth in Exhibit D, which is attached hereto.

(h) No Termination or Abandonment. This Agreement shall not have been terminated or abandoned by any party hereto.

7.02. Additional Conditions to BNC’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, BNC’s separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or before the Closing Date:

(a) Material Adverse Change. There shall not have occurred any material adverse change in the financial condition or results of operations of SSB, and there shall not have occurred any event or development, and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, is likely to cause, create or result in any such material adverse change.

(b) Compliance with Laws. SSB shall have complied in all material respects with all federal and state laws and regulations applicable to it in connection with the transactions described in this Agreement where the violation of or failure to comply with any such law or regulation is likely to have a material adverse effect on the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of SSB, or of BNC after the Effective Time, or on SSB’s ability to consummate the Merger.

(c) SSB’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by BNC as provided in Paragraph 10.02, each of the representations and warranties of SSB contained in this Agreement shall have been true and correct in all material respects as of the date hereof, and they shall remain true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material and adverse to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of SSB or to SSB’s ability to consummate the Merger and other transactions described herein, and (ii) as otherwise contemplated by this Agreement; and SSB shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

BNC shall have received a certificate dated as of the Closing Date and executed by the President and CEO of SSB to the effect that the conditions of this subparagraph have been met and as to such other matters as may be reasonably requested by BNC.

(d) Legal Opinion of SSB’s Counsel. BNC shall have received the written legal opinion of counsel for SSB, dated as of the Closing Date and in form and substance reasonably satisfactory to BNC.

(e) Other Documents and Information. SSB shall have provided to BNC correct and complete copies (certified by its Secretary) of resolutions of its Board of Directors and shareholders pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate of the incumbency of its officers who executed this Agreement or any other documents delivered to BNC in connection with the Closing.

(f) Acceptance by BNC’s Counsel. The form and substance of all legal matters described in this Agreement or related to the transactions contemplated herein shall be reasonably acceptable to BNC’s legal counsel.

7.03. Additional Conditions to SSB’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, SSB’s separate obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or before the Closing Date:

(a) Material Adverse Change. There shall not have occurred any material adverse change in the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of BNC, and there shall not have occurred any event or development, and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, is likely to cause, create or result in any such material adverse change. In the event BNC consolidates, merges with, or is acquired by or enters into or becomes bound by any contract, agreement, commitment or letter of intent relating to any merger or consolidation with or acquisition by another institution prior to the Closing, SSB shall have the unilateral right to terminate this Agreement.

(b) Compliance with Laws. BNC shall have complied in all material respects with all federal and state laws and regulations applicable to it in connection with the transactions described in this Agreement and where the violation of or failure to comply with any such law or regulation likely to have a material adverse effect on the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of BNC after the Effective Time, or on BNC’s ability to consummate the Merger.

(c) BNC’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by SSB as provided in Paragraph 10.02, each of the representations and warranties of BNC contained in this Agreement shall have been true and correct in all material respects as of the date hereof, and they shall remain true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material and adverse to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of BNC or to BNC’s ability to consummate the Merger and other transactions described herein, and (ii) as otherwise contemplated by this Agreement; and, BNC shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

SSB shall have received a certificate dated as of the Closing Date and executed by BNC’s President and CEO to the effect that the conditions of this subparagraph have been met and as to such other matters as may be reasonably requested by SSB.

(d) Legal Opinion of BNC’s Counsel. SSB shall have received the written legal opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., counsel to BNC, dated as of the Closing Date and in form and substance reasonably satisfactory to SSB.

(e) Other Documents and Information. BNC shall have provided to SSB correct and complete copies (all certified by BNC’s Secretary) of resolutions of its Board of Directors and shareholders pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate as to the incumbency of BNC’s officers who executed this Agreement or any other documents delivered to SSB in connection with the Closing.

(f) Acceptance by SSB’s Counsel. The form and substance of all legal matters described in this Agreement or related to the transactions contemplated herein shall be reasonably acceptable to SSB’s legal counsel.

(g) Merger Expenses. Expenses incurred by SSB in connection with this Agreement and the Merger (including without limitation the entire amount of fees payable to Smith Capital for the Fairness Opinion and its financial consulting services and fees payable to SSB’s accountants and attorneys) shall not exceed an aggregate of $250,000. If SSB determines in good faith that its expenses could exceed $250,000, BNC will negotiate in good faith with SSB on increasing the amount allocated for SSB’s merger expenses.

ARTICLE VIII

TERMINATION; BREACH; REMEDIES

8.01. Mutual Termination. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of BNC or SSB), this Agreement may be terminated by the mutual agreement of SSB and BNC. Upon any such mutual termination, all obligations of BNC and SSB hereunder shall terminate and each party shall pay its own costs and expenses as provided in Paragraph 6.04.

8.02. Unilateral Termination. Prior to the Effective Time, this Agreement may be terminated by either SSB or BNC (whether before or after approval hereof by BNC’s shareholders or SSB’s shareholders) upon written notice to the other parties in the manner provided herein and under the circumstances described below.

(a) Termination by SSB. This Agreement may be terminated by SSB by action of its Board of Directors:

(i) if any of the conditions to the obligations of SSB set forth in Paragraph 7.01 and 7.03 shall not have been satisfied in all material respects or effectively waived in writing by SSB within 15 days of receipt of all shareholder and regulatory approvals (except to the extent that the failure of such condition to be satisfied has been caused by the failure of SSB to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if BNC shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article V or VI herein in any material respect;

(iii) if any of BNC’s representations or warranties contained in Article III hereof or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Knowledge of any person, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, is likely to cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Knowledge of any person;

(iv) if, notwithstanding SSB’s satisfaction of its obligations under Paragraphs 6.01 and 6.03, SSB’s shareholders do not approve this Agreement and the Merger at the SSB Shareholders’ Meeting, or if the BNC Shareholders’ Meeting is not held by June 30, 2006;

(v) if the Merger shall not have become effective on or before July 31, 2006, or such later date as shall be mutually agreed upon in writing by SSB and BNC;

(vi) if the BNC Average Price is less than $14.82; or,

(vii) if one or more persons or entities other than BNC makes a bona fide proposal for a transaction of the type described in Paragraph 4.02(j) (the “SSB Transaction”) and the SSB Board of Directors determines, in good faith judgment and in the reasonable exercise of its fiduciary duties, with respect to legal matters on the written opinion of its legal counsel and as to financial matters on the written opinion of Smith Capital or other investment banking firm of national reputation: (A) that the SSB Transaction is more favorable to SSB’s shareholders than the transaction contemplated by this Agreement; and (B) that the failure to terminate this Agreement and accept such alternative SSB Transaction would be inconsistent with the proper exercise of its fiduciary duties.

However, before SSB may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Paragraph 8.02(a), it shall give written notice to BNC in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by SSB shall not become effective if, within 30 days following the giving of such notice, BNC shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of SSB. In the event BNC cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of SSB within such notice period, termination of this Agreement by SSB thereafter shall be effective upon its giving of written notice thereof to BNC in the manner provided herein.

(b) Termination by BNC. Prior to the Effective Time, this Agreement may be terminated by BNC:

(i) if any of the conditions to the obligations of BNC set forth in Paragraph 7.01 and 7.02 shall not have been satisfied in all material respects or effectively waived in writing by BNC within 15 days of receipt of all shareholder and regulatory approvals (except to the extent that the failure of such condition to be satisfied has been caused by the failure of BNC to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if SSB shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article IV or VI herein in any material respect;

(iii) if any of SSB’s representations and warranties contained in Article II hereof or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Knowledge of any person, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, likely to cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Knowledge of any person;

(iv) if, notwithstanding BNC’s satisfaction of its obligations contained in Paragraphs 7.01 and 7.02, its shareholders do not approve this Agreement and approve the Merger at the BNC Shareholders’ Meeting, or the SSB shareholders’ Meeting is not held by June 30, 2006;

(v) if the Merger shall not have become effective on or before July 31, 2006, or such later date as shall be mutually agreed upon in writing by SSB and BNC;

(vi) if shareholders of SSB and/or BNC exercise their right of dissent and appraisal under Article 13 of the North Carolina Business Corporation Act with respect to an aggregate number of shares of SSB Common Stock and/or BNC Common Stock such as would result in a reduction of 5% or more in the aggregate number of shares of BNC Common Stock that otherwise would be outstanding following the Effective Time;

(vii) if the BNC Average Price is greater than $23.18; or,

(viii) if the BNC Board of Directors determines, in its good faith judgment and in the reasonable exercise of its fiduciary duties, based on the written opinion of its legal counsel, that the failure to terminate this Agreement would be inconsistent with the proper exercise of its fiduciary duties.

However, before BNC may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Paragraph 8.02(b), it shall give written notice to SSB in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by BNC shall not become effective if, within 30 days following the giving of such notice, SSB shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of BNC. In the event SSB cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of BNC within such notice period, termination of this Agreement by BNC thereafter shall be effective upon its giving of written notice thereof to SSB in the manner provided herein.

8.03. Breach; Remedies. (a) Except as otherwise provided below, (i) in the event of a breach by BNC of any of its representations or warranties contained in Article III of this Agreement or in any other certificate or writing delivered pursuant to this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements, representations, warranties or covenants contained in Articles V or VI of this Agreement, then SSB’s sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.02(a) or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof; and (ii) in the event of any such termination of this Agreement by SSB due to a failure by BNC to perform any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement, then BNC shall be obligated to reimburse SSB for up to (but not more than) $150,000 in expenses described in Paragraph 6.04 which actually have been incurred by SSB.

Likewise, and except as otherwise provided below, (i) in the event of a breach by SSB of any of its representations or warranties contained in Article II of this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements, representations, warranties or covenants contained in Articles IV or VI of this Agreement, then BNC’s sole rights and remedies shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.02(b), or, in the alternative in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof; and (ii) in the event of any such termination of this Agreement by BNC due to a failure by SSB to perform any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement, then SSB shall be obligated to reimburse BNC for up to (but not more than) $150,000 in expenses described in Paragraph 6.04 which actually have been incurred by BNC and the Fee (as defined below).

(b) (i) As a condition of BNC’s willingness, and in order to induce BNC to enter into this Agreement and to reimburse BNC for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, SSB hereby agrees to pay BNC and BNC shall be entitled to payment of a fee of $1,250,000 (the “BNC Fee”), if this Agreement is terminated by either SSB or BNC because of a breach by SSB of Paragraph 4.02(j)(iii) or (iv). The BNC Fee shall be due and payable to BNC at the time SSB completes any of the transactions contemplated in Paragraphs 4.02(j)(iii) or (iv) within twelve (12) months after termination of this Agreement and such BNC Fee shall be in addition to any amounts payable by SSB pursuant to subparagraph (a) above.

If demand for payment of the BNC Fee is made pursuant to this Paragraph 8.03 and payment is timely made, then BNC will not have any other rights or claims against SSB and its officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the BNC Fee under this Paragraph 8.03(b)(i) and any payment due under Paragraph 8.03(a) will constitute the sole and exclusive remedy of BNC against SSB for breach of Paragraph 4.02(j).

(ii) As a condition of SSB’s willingness, and in order to induce SSB to enter into this Agreement and to reimburse SSB for incurring the costs and expenses related to this Agreement and consummating the transactions contemplated by this Agreement, BNC agrees to pay SSB and SSB shall be entitled to payment of a fee of $1,250,000 (the “SSB Fee”), if this Agreement is terminated by either SSB or BNC because of a breach by BNC of Paragraphs 5.02 (g)(iii) or (iv). The SSB Fee at the time BNC completes any of the transactions contemplated in Paragraph 5.02(g)(iii) or (iv) within twelve (12) months after termination of this Agreement and such SSB Fee shall be in addition to any amounts payable by BNC pursuant to subparagraph (a) above.

If demand for payment of the SSB Fee is made pursuant to this Paragraph 8.03 and payment is timely made, then SSB will not have any other rights or claims against BNC and its officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the SSB Fee under this Paragraph 8.03(b)(ii) and any payment due under Paragraph 8.03(a) will constitute the sole and exclusive remedy of SSB against BNC for breach of Paragraph 4.02(g).

Except for subparagraphs (b)(i) and (b)(ii) above, notwithstanding any other provision of this Agreement to the contrary, if any party to this Agreement breaches this Agreement by willfully or intentionally failing to perform or violating any of its obligations, agreements, representations, warranties or covenants contained in Articles IV, V or VI of this Agreement, such party shall be obligated to pay all expenses of the other party described in Paragraph 6.04, together with other damages recoverable at law or in equity.

ARTICLE IX

INDEMNIFICATION

9.01. Indemnification Following Termination of Agreement.

(a) By BNC. BNC agrees that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend SSB and its officers, directors, employees, attorneys and financial advisors from and against any and all claims, disputes, demands, causes of action, suits or proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by SSB:

(i) in connection with or which arise out of, result from, or are based upon (A) BNC’s operations or business transactions or its relationship with any of its employees, or (B) BNC’s failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii) in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by BNC of any of its representations or warranties under or in connection with this Agreement, or any failure of BNC to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or,

(iii) in connection with or which arise out of, result from, or are based upon any information provided by BNC which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus, at the time of its mailing to BNC’s shareholders and SSB’s shareholders, to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

(b) By SSB. SSB agrees that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend BNC and its officers, directors, employees, attorneys and financial advisors from and against any and all claims, disputes, demands, causes of action, suits, proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by BNC:

(i) in connection with or which arise out of, result from, or are based upon (A) SSB’s operations or business transactions or its relationship with any of its employees, (B) SSB’s failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement or (C) actions, suits, proceedings, injunctions or any other type of legal action brought by shareholders of SSB in connection with the Merger;

(ii) in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by SSB of any of its representations or warranties under or in connection with this Agreement, or any failure of SSB to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or,

(iii) in connection with or which arise out of, result from, or are based upon any information provided by SSB which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus, at the time of its mailing to BNC’s shareholders and SSB’s shareholders, to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

9.02. Procedure for Claiming Indemnification. If any matter subject to indemnification under this Article IX arises in the form of a claim (herein referred to as a “Third Party Claim”) against SSB or BNC, or their respective successors and assigns, or any of their respective subsidiary corporations, officers, directors, employees, attorneys or financial advisors (collectively, “Indemnitees”), the Indemnitee promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to the party obligated for indemnification hereunder (the “Indemnitor”). Within 15 days of such notice, the Indemnitor either (i) shall pay the Third Party Claim either in full or upon agreed compromise, or (ii) shall notify the applicable Indemnitee that the Indemnitor disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by the Indemnitor and the cost of such defense shall be borne by it, except that the Indemnitee shall have the right to participate in such defense at its own expense and provided that the Indemnitor shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose or agree to any liability, cost, restriction, limitation or condition of any kind that compromises the Indemnitee hereunder. In the case of an Indemnitee that is an officer, director, financial advisor or attorney of a party to this Agreement, then that party agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to the Indemnitor without charge therefor except for out-of-pocket expenses. Any settlement to a Third Party Claim agreed to by the Indemnitor shall provide for an unconditional release of an indemnitee unless such Indemnitee agrees in writing otherwise. If the Indemnitor fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, the Indemnitee shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. The Indemnitee also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnitor.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.01. Survival of Representations, Warranties, Indemnification and Other Agreements.

(a) Representations, Warranties and Other Agreements. None of the representations, warranties or agreements contained in this Agreement shall survive the Effective Time, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise.

(b) Indemnification. The parties’ indemnification agreements and obligations pursuant to Paragraph 9.01 shall become effective only in the event this Agreement is terminated and shall survive any such termination, and neither of the parties shall have any obligations under Paragraph 9.01 in the event of or following consummation of the Merger.

10.02. Waiver. Any term or condition of this Agreement may be waived (except as to matters of approvals from Regulatory Authorities and other approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not materially adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party, nor shall any such waiver be construed to be a waiver of any succeeding breach of the same term or condition or a waiver of any other or different term of condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

10.03. Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of BNC or the shareholders of SSB, by an agreement in writing approved by the Boards of Directors of SSB and BNC executed in the same manner as this Agreement; provided however, that, except with the further approval of BNC’s shareholders and SSB’s shareholders of that change or as otherwise provided herein, following approval of this Agreement by BNC’s shareholders and SSB’s shareholders no change may be made in the amount of consideration into which each share of SSB Common Stock will be converted.

10.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or by U.S. mail, first class postage prepaid, and addressed as follows:

If to BNC:	With copy to:

BNC Bancorp 831 Julian Avenue Thomasville, NC 27360 Attention: W. Swope Montgomery, Jr.	Jean C. Brooks, Esq. Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. 2000 Renaissance Plaza 230 North Elm Street Greensboro, NC 27401

If to SSB:	With copy to:

SterlingSouth Bank & Trust Company 3202 Northline Avenue Greensboro, NC 27408 Attention: Ralph N. Strayhorn III	Ronald D. Raxter, Esq. Maupin Taylor P.A. 3200 Beechleaf Court Raleigh, NC 27604-1062

10.05. Further Assurance. BNC and SSB each agrees to furnish to each other party such further assurances with respect to the matters contemplated in this Agreement and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

10.06. Headings and Captions. Headings and captions of the Paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

10.07. Gender and Number. As used herein, the masculine gender shall include the feminine and neuter, the singular number, the plural, and vice versa, whenever such meanings are appropriate.

10.08. Entire Agreement. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

10.09. Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

10.10. Assignment. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

10.11. Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

10.12. Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of the State of North Carolina.

10.13. Previously Disclosed Information. As used in this Agreement, “Previously Disclosed” shall mean the disclosure of information by BNC to SSB, or by SSB to BNC, in a letter delivered by the disclosing party or parties to the other parties prior to the date hereof, specifically referring to this Agreement, and arranged in paragraphs corresponding to the Paragraphs, Subparagraphs and items of this Agreement applicable thereto. Information shall be deemed Previously Disclosed for the purpose of a given Paragraph, Subparagraph or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.

10.14. Knowledge. The term “Best Knowledge” as used in this Agreement with reference to certain facts or information shall be deemed to refer to facts or information of which management of BNC, or management of SSB, as the case may be, are consciously aware or of which they should have become consciously aware in the ordinary course of business and the performance of their management duties.

10.15. Inspection.

(a) Any right of SSB under this Agreement to investigate or inspect the assets, books, records, files and other information of BNC in no way shall establish any presumption that SSB should have conducted any investigation or that such right has been exercised by SSB, its agents, representatives or others. Any investigations or inspections actually made by SSB or its agents, representatives or others prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of BNC in this Agreement.

(b) Any right of BNC under this Agreement to investigate or inspect the assets, books, records, files and other information of SSB in no way shall establish any presumption that BNC should have conducted any investigation or that such right has been exercised by BNC, its agents, representatives or others. Any investigations or inspections actually made by BNC or its agents, representatives or others prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of SSB in this Agreement.

[Reminder of page intentionally left blank – signature page follows.]

IN WITNESS WHEREOF, BNC and SSB each has caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

BNC BANCORP

[CORPORATE SEAL]	By:
W. Swope Montgomery, Jr.
President and Chief Executive Officer

ATTEST:

Secretary

BANK OF NORTH CAROLINA

[CORPORATE SEAL]	By:
W. Swope Montgomery, Jr.
President and Chief Executive Officer

ATTEST:

Secretary

STERLINGSOUTH BANK & TRUST COMPANY

[CORPORATE SEAL]	By:
Ralph N. Strayhorn III
President and Chief Executive Officer

ATTEST:

Secretary

As an inducement to Bank of North Carolina to enter into this Agreement, each of the undersigned directors of SterlingSouth Bank & Trust Company (“SSB”) executes this Agreement and in so doing agrees to vote all share of common stock of SSB in favor of this Agreement and the Merger contemplated hereby, unless advised in writing by SSB’s counsel that such a vote is a breach of the directors’ fiduciary duties as contemplated by Paragraph 4.01 of this Agreement.

By:		By:
	Thomas R. Sloan		Jeffrey L. Beach
	Director		Director

By:		By:
	Ralph N. Strayhorn III		Frank Brenner
	Director		Director

By:		By:
	Cindy L. Thompson		Dwight M. Davidson III
	Director		Director

By:		By:
	Ann E. Kroupa		Charles T. Hagan III
	Director		Director

By:		By:
	Prentis H. O’Tuel, Jr.		Robert N. Johnston
	Director		Director

By:
Randall R. Kaplan
Director

INDEX OF EXHIBITS

Document	Exhibit
Plan of Merger	A
Strayhorn Employment Agreement	B
Strayhorn SERP	C
Employment Terms	D
Affiliate’s Letter	E

Exhibit A

PLAN OF MERGER

BY AND AMONG

BANK OF NORTH CAROLINA

AND

STERLINGSOUTH BANK & TRUST COMPANY

1.01. Names of Merging Corporations. The names of the corporations proposed to be merged are Bank of North Carolina and SterlingSouth Bank & Trust Company.

1.02. Nature of Transaction; Plan of Merger. Subject to the provisions of this Agreement, at the “Effective Time” (as defined in Paragraph 1.07 below), SSB will be merged with and into the Bank (the “Merger”) as provided in the plan of merger (the “Plan of Merger”) attached as Exhibit A to this Agreement.

1.03. Effect of Merger; Surviving Corporation. At the Effective Time, and by reason of the Merger, the separate corporate existence of SSB shall cease while the corporate existence of the Bank as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. Following the Merger, the Bank shall continue to operate as a North Carolina banking corporation and will conduct its business at its then legally established branches and main office. The duration of the corporate existence of the Bank, as the surviving corporation, shall be perpetual and unlimited.

1.04. Assets and Liabilities of SSB. At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of SSB (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to SSB, whether tangible or intangible) shall be transferred to and vest in the Bank, and the Bank shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of SSB (including all trust and other fiduciary properties, powers and rights), all without any transfer, conveyance, assignment or further act or deed; and, BNC shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of SSB (including duties as trustee or fiduciary) as of the Effective Time.

1.05. Conversion and Exchange of Stock.

(a) Merger Consideration. Except as otherwise provided in this Agreement, at the Effective Time all rights of SSB’s shareholders with respect to all outstanding shares of SSB’s $5.00 par value common stock (the “SSB Common Stock”) shall cease to exist and, as consideration for and to effect the Merger, each such outstanding share shall be converted, without any action by BNC, SSB or any SSB shareholder, into the right to receive 1.21056 shares (the “Exchange Ratio”) of no par value common stock issued by BNC (“BNC Common Stock”), all in the manner and subject to the limitations described in this Agreement. The foregoing consideration, collectively and in the aggregate, shall be referred to herein as “Merger Consideration.”

(b) Adjustment to Merger Consideration. Under certain circumstances described below, the Merger Consideration may be adjusted in the following manner:

(i) if the Average BNC Common Stock Price is between $21.28 and $23.18, the Exchange Ratio shall be adjusted to equal the result obtained by dividing $25.76 by the Average BNC Stock Price;

(ii) if the Average BNC Common Stock Price is greater than $23.18, the Exchange Ratio shall be adjusted to equal 1.1113;

(iii) if the Average BNC Common Stock Price is between $14.82 and $16.72, each outstanding share of SSB Common Stock will be entitled to receive Cash Consideration per share equal to $20.24 less the product of Average BNC Common Stock Price multiplied by 1.21056, in addition to the Merger Consideration; and

(iv) if the Average BNC Common Stock Price is less than $14.82, each outstanding share of SSB Common Stock will be entitled to receive Cash Consideration per share equal to $2.30 per share of SSB Common Stock, in addition to the Merger Consideration.

As used in this paragraph 1.05(b), Cash Consideration shall mean that amount of cash paid by BNC to SSB shareholders, in addition to the Merger Consideration based on changes in the Average BNC Common Stock Price.

As used in this paragraph 1.05(b), Average BNC Common Stock Price shall mean the average closing price for BNC Common Stock, as reported on the NASDAQ Small Cap Market for the 20 trading days ending on the fifth business day prior to closing. BNC agrees to stay in a blackout period for the 20 day pricing period plus an additional 20 trading days prior to the beginning of the pricing period (the “Additional Blackout”); provided, however, BNC shall be allowed to execute, if possible, one block trade (as defined in Rule 10b-18 of the Securities Act of 1934, as amended) for each of five-day trading period of the Additional Blackout.

(c) Fractional Shares. No fractional shares of BNC Common Stock shall be issued or delivered in connection with the Merger. In lieu of any such fractional share, subject to the terms and conditions of this paragraph 1.05, each holder of shares of SSB Common Stock who would otherwise have been entitled to a fraction of a share of BNC Common Stock shall be entitled to receive cash (without interest) in an amount equal to such fraction multiplied by an amount equal to the cash value of the Merger Consideration, adjusted, if necessary as described above plus the Cash Consideration, if any.

(d) Exchange Procedures. After the Effective Time, BNC shall cause BNC’s transfer agent (the “Exchange Agent”), subject to the reasonable satisfaction of SSB, to mail to the shareholders of SSB Common Stock of record at the Effective Time transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing shares of SSB Common Stock prior to such Effective Time shall pass, only upon proper delivery of such delivery of such certificates to the Exchange Agent). After such Effective Time, each holder of SSB Common Stock issued and outstanding at such Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the number of shares of BNC’s Stock and any cash to which such holder is entitled hereunder in respect of rights to receive Cash Consideration or fractional shares. BNC shall not be obligated to deliver any of such payments in stock or cash for Cash Consideration or fractional shares until such holder surrenders the certificate(s) representing such holder’s SSB Common Stock. The certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither BNC nor the Exchange Agent shall be liable to any holder of SSB Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

To the extent permitted by applicable law, former shareholders of record of SSB shall be entitled to vote after the Merger Consideration has been paid pursuant to the provisions of this Paragraph 1.05 at any meeting of BNC shareholders the number of whole shares into which their respective SSB Common Stock are converted pursuant to the Merger, regardless of whether such holders have exchanged their certificates representing such SSB Common Stock for certificates representing BNC Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by BNC on BNC Common Stock, the record date of which is at or after the Effective Time of the Merger, the declaration shall include dividends or other distributions on all shares of BNC Common Stock issuable pursuant to this Agreement, but beginning at such Effective Time no dividend or other distribution payable to the holders of record of BNC Common Stock as of any time subsequent to such Effective Time shall be delivered to the holder of any certificate representing any of the SSB Common Stock issued and outstanding at such Effective Time until such holder surrenders such certificate for exchange as provided in this Paragraph 1.05. However, upon surrender of such certificate(s), both the certificate(s) representing the shares of BNC Common Stock to which such holder is entitled and any such undelivered dividends (without any interest) shall be delivered and paid with respect to each share represented by such certificates.

(e) Closing Payment. At the Effective Time or as soon thereafter as is reasonably practicable, the holders of SSB Common Stock shall surrender the certificates representing such shares to BNC and in exchange therefor, BNC shall issue and deliver to each such holder certificates representing the number of shares of BNC Common Stock to which each such holder is entitled hereunder and cash payments with respect to any Cash Consideration and fractional shares. BNC shall not be obligated to deliver any of such shares of BNC Common Stock or cash payments until such holder surrenders the certificates representing each such holder’s SSB Common Stock.

(f) Antidilutive Adjustments. If, prior to the Effective Time, SSB or BNC shall declare any dividend payable in shares of SSB Common Stock or BNC Common Stock or shall subdivide, split, reclassify or combine the presently outstanding shares of SSB Common Stock or BNC Common Stock, then an appropriate and proportionate adjustment shall be made in the number of shares of BNC Common Stock to be issued in exchange for each of the shares of SSB Common Stock.

(g) Dissenters. Any shareholder of SSB who properly exercises the right of dissent and appraisal with respect to the Merger as provided in Section 55-13-02 of the North Carolina General Statutes (“Dissenter’s Rights”) shall be entitled to receive payment of the fair value of his or her shares of SSB Common Stock in the manner and pursuant to the procedures provided therein. Shares of SSB Common Stock held by persons who exercise Dissenter’s Rights shall not be converted as described in Paragraph 1.05(a). However, if any shareholder of SSB who exercises Dissenter’s Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his or her shares of SSB Common Stock shall be deemed to have been converted into the right to receive the Merger Consideration or Merger Consideration and Cash Consideration to the extent that Cash Consideration is paid to SSB shareholders.

(h) Lost Certificates. Shareholders of SSB whose SSB Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive the cash and/or BNC Common Stock to which they are entitled in accordance with and upon compliance with reasonable conditions imposed by BNC, including without limitation a requirement that those shareholders provide lost instruments indemnities or surety bonds in form, substance and amounts satisfactory to BNC.

(i) SSB Stock Options and Warrants. At the Effective Time of the Merger, each unexercised option for SSB Common Stock (“Stock Option”), other than Stock Options owned by employees of SSB who remain employed at BNC and/or the Bank and SSB directors who are elected to the BNC Board of Directors, and all unexercised warrants to purchase shares of SSB Common Stock (“Warrant”), shall be deemed canceled, and as consideration therefor shall be converted into the right to receive solely a cash payment amount equal to (A) the cash value of the Merger Consideration, adjusted, if necessary, as determined in paragraph 1.05(b) plus the Cash Consideration, if any, as determined in Paragraph 1.05(b) less the exercise price per share of SSB Common Stock or Warrant covered by the Stock Option or Warrant, multiplied by (B) the total number of shares of SSB Common Stock covered by the Stock Option or Warrant. Treatment of Stock Options held by employees continuing employment with BNC and/or the Bank and SSB directors who are elected to the BNC Board of directors is described in Paragraph 6.07(a).

1.06 Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and the Bylaws of BNC in effect at the Effective Time will remain in effect until otherwise amended in accordance with law and the BNC Bylaws. The Articles of Incorporation and Bylaws of the Bank in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of the Bank as the surviving corporation of the Merger. The directors and officers of BNC and the Bank in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.

1.07. Closing; Effective Time. The closing of the Merger and other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of BNC, in Thomasville, North Carolina, or at such other place as BNC and SSB may agree, on a date mutually agreeable to BNC and SSB (the “Closing Date”) after receipt of all required approvals of the Merger by governmental or regulatory authorities and the expiration of any and all required waiting periods following the effective date of such required approvals of the Merger (but in no event more than sixty (60) days following the expiration of all such required waiting periods). At the Closing, BNC and SSB shall each take such actions (including without limitation the delivery of certain closing documents and the execution of Articles of Merger under North Carolina law) as are required in this Agreement and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

Subject to the terms and conditions set forth in this Agreement, the Merger shall become effective on the date and at the time (the “Effective Time”) specified in Articles of Merger, containing the appropriate certificate of approval of the North Carolina Commissioner of Banks, executed by the Bank, and filed by it with the North Carolina Secretary of State in accordance with applicable law; provided, however, that the Effective Time shall in no event be more than ten (10) days following the Closing Date.

1.08. Outstanding BNC Common Stock. The status of shares of BNC Common Stock outstanding immediately prior to the Effective Time shall not be affected by the Merger.